UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to

Section 14(a) of the Securities Exchange Act of 1934

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☐     Preliminary Proxy Statement

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☒     Definitive Proxy Statement

☐     Definitive Additional Materials

☐     Soliciting Material Pursuant to §240.14a-12

EXP WORLD HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 27, 2020

To the stockholders of eXp World Holdings, Inc:

It is my pleasure to invite you to attend the Annual Meeting of Stockholders of eXp World Holdings, Inc. to be held on Tuesday, May 12, 2020, at 10:00 a.m., Pacific time. This year’s Annual Meeting will be a “virtual meeting” conducted via live audio webcast. Each holder of common stock as of the close of business on the record date of April 8, 2020, will be able to participate in the Annual Meeting by accessing a live webcast at https://expworldholdings.com/expshareholdersummit2020. Stockholders will be able to vote their shares via the Internet before the meeting by logging into www.proxyvote.com and entering the control number included on their proxy card.  You will not be able to attend the Annual Meeting in person.

During the Annual Meeting, stockholders will be asked to elect the entire Board of Directors and to ratify the appointment of Deloitte & Touche LLP as our independent auditor for 2020. We also will be asking stockholders for approval, by an advisory vote, of our 2019 executive compensation as disclosed in the Proxy Statement for the Annual Meeting (a “say-on-pay” vote). All of these matters are important, and we urge you to vote in favor of the election of each of the director nominees, the ratification of the appointment of our independent auditor, and the approval of our 2019 executive compensation.

We are sending by mail to each of our stockholders of record a copy of the Proxy Statement, a proxy card, and excerpts from our Annual Report on Form 10‑K for the fiscal year ended December 31, 2019. You will find the instructions for voting on your proxy card. Copies of the proxy materials will be mailed to stockholders of record on or about April 27, 2020.

It is important that you vote your shares of common stock by proxy, regardless of the number of shares you own. You will find the instructions for voting on your proxy card. We appreciate your prompt attention.

The Board invites you to participate in the Annual Meeting so that management can discuss business developments and trends with you. Thank you for your support, and we look forward to joining you at the Annual Meeting.

Sincerely,

/s/ Glenn Sanford
Glenn Sanford
Chief Executive Officer

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 12, 2020

The Board of Directors is soliciting proxies for use at the eXp World Holdings, Inc. 2020 Annual Meeting. You are receiving the enclosed proxy statement because you were a holder of common stock as of the close of business on the record date of April 8, 2019, and therefore are entitled to vote at the Annual Meeting.

TIME & DATE:	10:00 a.m., Pacific time May 12, 2020

RECORD DATE:

You are eligible to vote if you were a stockholder of record as of the close of business on April 8, 2020.

Whether or not you plan to attend the Annual Meeting, we urge you to vote your shares soon as possible. Submitting a proxy will not prevent you from attending the Annual Meeting and voting at the meeting.

By Order of the Board of Directors,

/s/ James Bramble

James Bramble

General Counsel

PLACE:	Webcast only Access at: https://expworldholdings.com/ expshareholdersummit2020

PURPOSE:

The purpose of the Annual Meeting is to consider and vote on the following proposals:

1.    Elect six directors.

2.    Ratify the appointment of Deloitte & Touche LLP as our independent auditor for the fiscal year ending December 31, 2020.

3.    Approve our 2019 executive compensation on an advisory basis (“Say on Pay”).

In addition, any other business properly presented may be acted upon at the meeting.

PROXY VOTING:

Your vote is important. You may vote your shares:

●     over the internet before the Annual Meeting at www.proxyvote.com and entering the control number included on your proxy card.

●     by mailing your completed proxy in advance of the Annual Meeting to:

Vote Processing
c/o Broadridge
51 Mercedes Way,
Edgewood, NY 11717

●     over the internet during the Annual Meeting at https://virtualshareholdermeeting.com/EXPI2020 and entering the control number included on your proxy card.

We are sending by mail to each of our stockholders of record a copy of the Proxy Statement, a proxy card, and excerpts from our Annual Report on Form 10‑K for the fiscal year ended December 31, 2019.

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eXp WORLD HOLDINGS, INC

2219 Rimland Drive, Suite 301

Bellingham, WA 98226

Proxy Statement dated April 27, 2020

2020 Annual Meeting of Stockholders

eXp World Holdings, Inc., a Delaware corporation, is furnishing this Proxy Statement and related proxy materials in connection with the solicitation by its Board of Directors of proxies to be voted at its 2020 Annual Meeting of Stockholders and any adjournments. eXp World Holdings, Inc. is providing these materials to the holders of record of its common stock, $0.00001 par value per share, as of the close of business on the record date of April 8, 2020 and is first making available or mailing the materials on or about April 27, 2020.

The Annual Meeting is scheduled to be held as follows:

Date	May 12, 2020
Time	10:00 a.m., Pacific time
Webcast Only	https://expworldholdings.com/expshareholdersummit2020

Your vote is important.

Please see the detailed information that follows in the Proxy Statement.

Appendix A - 2019 Annual Report to Stockholders

2020 Proxy Summary

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting. References in this Proxy Statement to “eXp World Holdings,” “eXp” and to “we,” “us,” “our” and similar terms, refer to eXp World Holdings, Inc.

Annual Meeting of Stockholders

Time and Date	10:00 a.m., Pacific time, on May 12, 2020
Meeting Webcast Address	https://expworldholdings.com/expshareholdersummit2020
Record Date	As of the close of business on April 8, 2020
Voting	Stockholders will be entitled to one vote for each outstanding share of common stock they hold of record as of the record date.
Total Votes Per Proposal	66,652,884 votes, based on 66,652,884 shares of common stock outstanding as of the record date, which does not include 1,916,605 shares held as treasury stock.

Annual Meeting Agenda

Proposal	Board Recommendation
Election of six directors	FOR each nominee
Ratification of appointment of independent auditor for 2020	FOR
Approval, by a “Say on Pay” advisory vote, of our 2019 executive compensation	FOR

How to Cast Your Vote

You can vote by any of the following methods:

Until 11:59 p.m., ET, on May 11, 2020	At the Annual Meeting on May 12, 2020
Internet: From any web-enabled device: www.proxyvote.com Mail: Completed, signed and returned proxy card	Internet: From any web-enabled device: https://virtualshareholdermeeting.com/EXPI2020

Voting Standards

For Proposal 1, a nominee for director shall be elected to the Board if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election.

For all other matters proposed for a vote at the Annual Meeting, the affirmative vote of a majority of the outstanding shares of common stock present in person or represented by proxy and entitled to vote on the matter is required to approve the matter. Proposal 3 is an advisory vote and not binding on us, but the Board will consider the outcome of the vote on that proposal when considering future executive compensation decisions.

Abstentions and broker non-votes will have no effect on the outcome of the director elections in Proposal 1. Broker non-votes occur when a person holding shares in street name, such as through a brokerage firm, does not provide instructions as to how to vote those shares and the broker does not then vote those shares on the stockholder’s behalf. For Proposals 2 and 3, abstentions are not counted as affirmative votes, but are counted as present at the Annual Meeting and entitled to vote, and broker non-votes, if any, will have no effect on the outcome of Proposals 2 and 3

Questions and Answers about the Annual Meeting

Q:When and where will the Annual Meeting be held?

A:This year the Annual Meeting of Stockholders of eXp World Holdings, Inc., which we refer to as the Annual Meeting, will be held exclusively by webcast at https://expworldholdings.com/expshareholdersummit2020, beginning at 10:00 a.m., Pacific time, on May 12, 2020.  We encourage you to access the Annual Meeting webcast prior to the start time.

Q:Who may join the Annual Meeting?

A:The live audio webcast of the Annual Meeting will be available for listening by the general public, but participation in the Annual Meeting, including voting shares and submitting questions, will be limited to stockholders.  We encourage you to allow ample time to log in to the meeting webcast and test your computer audio system.

You may submit questions and comments before the Annual Meeting on the webcast site at https://expworldholdings.com/expshareholdersummit2020.  After the Annual Meeting, we will take some time to answer stockholder questions that comply with the rules of conduct for the Annual Meeting. If we receive substantially similar questions, we will group such questions together and provide a single response to avoid repetition.

Q:What happens if there are technical difficulties during the Annual Meeting?

A:If we experience technical difficulties at the Annual Meeting and are not able to resolve them within a reasonable amount of time, we will adjourn the Annual Meeting to a later date and will provide notice of the date and time of such adjourned meeting at https://expworldholdings.com/expshareholdersummit2020 and on a Current Report on Form 8-K that we will file with the SEC. For additional information on how you can attend any postponement or adjournment of the Annual Meeting, see “-What happens if the Annual Meeting is postponed or adjourned” below.

Q:What materials have been prepared for stockholders in connection with the Annual Meeting?

A:We are furnishing you and other stockholders of record with the following proxy materials:

•	excerpts from our Annual Report on Form 10‑K for the fiscal year ended December 31, 2019, which we refer to as our 2019 Annual Report to Stockholders, are attached as Appendix A; and
•

this Proxy Statement for the 2020 Annual Meeting, which we refer to as this Proxy Statement and which also includes a letter from our Chief Executive Officer to stockholders, a Notice of 2020 Annual Meeting of Stockholders, a proxy card for the Annual Meeting and a pre-addressed envelope to be used to return the completed proxy card.

These materials were first mailed to stockholders and made available on the Internet on or about April 27, 2020.

Q:What is a proxy?

A:The term “proxy,” when used with respect to stockholder, refers to either a person or persons legally authorized to act on the stockholder’s behalf or a format that allows the stockholder to vote without being physically present at the Annual Meeting.

Because it is important that as many stockholders as possible be represented at the Annual Meeting, the Board of Directors is asking that you review this Proxy Statement carefully and then vote by following the instructions set forth on the proxy card. In voting prior to the Annual Meeting, you will deliver your proxy to Glenn Sanford and Jeff Whiteside, which means you will authorize Messers. Sanford and Whiteside to vote your shares at the Annual Meeting in the way you instruct. All shares represented by valid proxies will be voted in accordance with the stockholder’s specific instructions.

Q:What matters will the stockholders vote on at the Annual Meeting?

A:Proposal 1 - The election of the Board’s six nominees for director: Glenn Sanford, Jason Gesing, Eugene Frederick, Randall Miles, Darren Jacklin, and Dan Cahir, each to serve until the next annual meeting or, in each case, until his or her successor is duly elected and qualified, or until his or her earlier death, resignation or removal.

Proposal 2 - To ratify the appointment of Deloitte & Touche LLP as our independent auditors for the fiscal year ending December 31, 2020.

Proposal 3 - To conduct an advisory vote on our 2019 executive compensation as disclosed in this Proxy Statement.

Q:Who can vote at the Annual Meeting?

A:Stockholders of record of common stock as of the close of business on April 8, 2020, the record date, will be entitled to vote at the Annual Meeting. As of the record date, there were outstanding a total of 68,569,489 shares of common stock, of which 66,652,884 shares will be entitled to one vote on each proposal. The remaining 1,916,605 shares outstanding are held as treasury stock and not entitled to vote at the Annual Meeting. As a result, up to a total of 66,652,884 votes can be cast on each proposal.

Q:What is a stockholder of record?

A:A stockholder of record is a stockholder whose ownership of our common stock is reflected directly on the books and records of our transfer agent, Broadridge Financial Solutions, Inc.

Q:What does it mean for a broker or other nominee to hold shares in “street name”?

A:If you beneficially own shares held in an account with a broker, bank or other nominee, that nominee is the stockholder of record and is considered to hold those shares in “street name.” A nominee that holds your beneficially owned shares in street name will vote in accordance with the instructions you provide. If you do not provide the nominee with specific voting instructions with respect to a proposal, the nominee’s authority to vote your shares will, under the rules of the Nasdaq Global Market or Nasdaq, depend upon whether the proposal is considered a “routine” or a non-routine matter.

•

The nominee generally may vote your beneficially owned shares on routine items for which you have not provided voting instructions to the nominee. The only routine matter expected to be voted on at the Annual Meeting is the ratification of the appointment of our independent auditor for 2020 (Proposal 2).

•

The nominee generally may not vote on non-routine matters, including Proposal 1. Instead, it will inform the inspector of election that it does not have the authority to vote on those matters. This is referred to as a “broker non-vote.”

For the purpose of determining a quorum, we will treat as present at the Annual Meeting any proxies that are voted on any of the three proposals to be acted upon by the stockholders, including abstentions or proxies containing broker non-votes.

Q:How do I vote my shares if I do not attend the Annual Meeting?

A:If you are a stockholder of record, you may vote prior to the Annual Meeting as follows:

	Via the Internet:

You may vote via the Internet by going to www.proxyvote.com, in accordance with the voting instructions on the proxy card. Internet voting is available 24 hours a day until 11:59 p.m., Eastern time, on May 11, 2020. You will be given the opportunity to confirm that your instructions have been recorded properly.

	By Mail:	You may vote by returning the completed and signed proxy card in a postage-paid return envelope that was be provided with the proxy card.

If you hold shares in street name, meaning that if you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a notice containing voting instructions from that nominee rather than from us. Please follow the voting instructions in the notice to ensure that your vote is counted. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent.  Follow the instructions from your broker or bank included with the proxy materials, or contact your broker or bank to request a proxy form.

Q:Can I vote at the Annual Meeting?

A:If you are a stockholder of record, you may vote at the Annual Meeting, whether or not you previously voted, by visiting https://virtualshareholdermeeting.com/EXPI2020 during the Annual Meeting and entering the 16-digit control number included on your proxy card. If your shares are held in street name, you must obtain a written proxy, executed in your favor, from the stockholder of record to be able to vote at the Annual Meeting.

Q:May I change my vote or revoke my proxy?

A:If you are a stockholder of record and previously delivered a proxy, you may subsequently change or revoke your proxy at any time before it is exercised by:

•	voting before the Annual Meeting at www.proxyvote.com;
•	voting during the Annual Meeting at https://virtualshareholdermeeting.com/EXPI2020; or
•	submitting a completed and signed proxy card, with a later date, before voting at the Annual Meeting is completed.

If you are a beneficial owner of shares held in street name, you should contact your bank, broker or other nominee for instructions as to whether, and how, you can change or revoke your proxy.

Q:What happens if I do not give specific voting instructions?

A:If you are a stockholder of record and you return a proxy card without giving specific voting instructions, the proxy holders will vote your shares in the manner recommended by the Board on all three proposals presented in this Proxy Statement and as they may determine in their discretion on any other matters properly presented for a vote at the Annual Meeting.

If you are a beneficial owner of shares held in street name and do not provide specific voting instructions to the broker, bank or other nominee that is the stockholder of record of your shares, the nominee generally may vote on routine, but not non-routine, matters. The only routine matter expected to be voted on at the Annual Meeting is the ratification of the appointment of our independent auditor for 2020 (Proposal 2). If the nominee does not receive instructions from you on how to vote your shares on Proposal 1, your shares will be subject to a broker non-vote and no vote will be cast on those matters. See “Q. What does it mean for a broker or other nominee to hold shares in ‘street name’?” above.

Q:Who is paying for this proxy solicitation?

A:We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We will also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

Q:What if other matters are presented at the Annual Meeting?

A:If a stockholder of record provides a proxy by voting in any manner described in this Proxy Statement, the proxy holders will have the discretion to vote on any matters, other than the three proposals presented in this Proxy Statement, that are properly presented for consideration at the Annual Meeting. We do not know of any other matters to be presented for consideration at the Annual Meeting.

Q:What happens if the Annual Meeting is postponed or adjourned?

A:Your proxy may be voted at the postponed or adjourned Annual Meeting. You will still be able to change your proxy until it is voted.

Any adjournment of the Annual Meeting can be accessed at the same website listed above and you may vote at any postponement or adjournment using your same 16-digit control number.

Q:Where can I find the voting results of the Annual Meeting?

A:Our intention is to announce the preliminary voting results at the Annual Meeting and to publish the final results within four business days after the Annual Meeting on a Current Report on Form 8-K to be filed with the SEC.

Vote Required for Election or Approval

Introduction

eXp World Holdings’s only voting securities are the outstanding shares of common stock. As of the record date, which is at the close of business on April 8, 2020, there were 68,569,489 shares of common stock, of which 66,652,884 shares will be entitled to one vote on each proposal. The remaining 1,916,605 shares outstanding are held as treasury stock and, not entitled to vote at the Annual Meeting. As a result, up to a total of 66,652,884 shares of common stock will be entitled to one vote on each proposal.

Only stockholders of record as of the record date will be entitled to notice of, and to vote at, the Annual Meeting. A majority of the outstanding shares of common stock entitled to vote at the Annual Meeting will constitute a quorum for the transaction of business at the Annual Meeting. For the purpose of determining a quorum, we will treat as present at the Annual Meeting any proxies that are voted on any matter to be acted upon by the stockholders, as well as abstentions or any proxies containing broker non-votes.

Proposal 1 - Election of Directors

Each director will be elected by a plurality of the votes cast with respect to that director. Votes to “abstain” will not be counted for the purpose of determining whether a director is elected. Similarly, broker non-votes will not have any effect on the outcome of the election of directors, since broker non-votes are not counted as “votes cast.”

Proposal 2 - Ratification of Appointment of Independent Auditor for 2020

The ratification of Deloitte & Touche LLP as our independent auditor for the year ending December 31, 2020 must be approved by affirmative votes constituting a majority of the shares of common stock that are present in person or by proxy and entitled to vote thereon. Abstentions will count as votes against this proposal, since shares with respect to which the stockholder abstains will be deemed present and entitled to vote. Because this proposal is considered a routine matter, discretionary votes by brokers will be counted.

Proposal 3 - Approval of 2019 Executive Compensation on an Advisory Basis

The advisory “say-on-pay” vote to approve our 2019 executive compensation as disclosed in this Proxy Statement must be approved by affirmative votes constituting a majority of the votes entitled to be cast and present in person or represented by proxy at the Annual Meeting. Abstentions will count as votes against this proposal, because shares with respect to which the stockholder abstains will be deemed present and entitled to vote. Broker non-votes will have no effect on the outcome of this proposal, because broker non-votes are not counted as “votes cast.”

Corporate Governance

Board of Directors Overview

Under our bylaws and the Delaware General Corporation Law, our business and affairs are managed by or under the direction of the Board of Directors, which selectively delegates responsibilities to its standing committees.  The Board is responsible for the control and direction of the Company. The Board represents the stockholders and its primary purpose is to build long-term stockholder value. Our Chairman of the Board is our Chief Executive Officer, Glenn Sanford. The Board believes that this leadership structure is appropriate given Mr. Sanford’s role in founding eXp World Holdings, Inc. and his significant ownership stake. The Board believes that this leadership structure improves the Board’s ability to focus on key policy and operational issues and helps the Company operate in the long-term interests of stockholders.

The Board maintains an Audit Committee, a Compensation Committee and a Governance Committee. The Board has adopted charters for each of the committees, and those charters are to be reviewed annually by the committees and the Board. Our website provides access to:

•	the Audit Committee charter at:

cdn.expworldholdings.com/wp-content/uploads/sites/2257/2019/10/eXp-World-Holdings-Audit-Commmittee-Charter-As-Amended-10-1-19.pdf;

•	the Compensation Committee charter at:

cdn.expworldholdings.com/wp-content/uploads/sites/2257/2019/04/EXPI-Compensation-Committee-Charter.pdf; and

•	the Governance Committee charter at:

https://cdn.expworldholdings.com/wp-content/uploads/sites/2257/2019/04/EXPI-Governance-Committee-Charter.pdf.

The committees have the functions and responsibilities described in the sections below.

Controlled Company

Under the Nasdaq rules, a company is a “controlled company” if more than 50% of the combined voting power for the election of directors is held by an individual, group or another company. Glenn Sanford, our Chairman, Chief Executive Officer, Treasurer, Secretary, and Director beneficially owns approximately 33.41% of our outstanding common stock as of February 20, 2020. Penny Sanford, one of our stockholders, beneficially owns approximately 23.76% of our outstanding common stock as of February 20, 2020.  In December 2017, Mr. Sanford and Ms. Sanford filed a Schedule 13D with the SEC indicating that they had entered into an agreement to vote their shares as a group with respect to the election of directors and any other matter on which our shares of common stock are entitled to vote. Accordingly, Mr. Sanford and Ms. Sanford collectively own a number of shares of our common stock sufficient to elect all of the members of the Board without the approval of any other stockholders. As a result of this concentration, we are a “controlled company” within the meaning of Nasdaq’s corporate governance standards. Accordingly, we currently avail ourselves of the “controlled company” exception available under the Nasdaq rules which exempts us from certain corporate governance requirements, including the requirements that we have a majority of independent directors on our Board, that compensation of the executive officers be determined, or recommended to the Board for determination, by a majority of the independent directors or a compensation committee comprised solely of independent directors, and that director nominees be selected, or recommended for the Board’ selection, by a majority of the independent directors or a nominations committee comprised solely of independent directors.  These exemptions do not modify the independence requirements for our Audit Committee. Presently, we utilize these “controlled company” exemptions to the corporate governance requirements of Nasdaq, and as a result, our governance and compensation committees do not consist entirely of independent directors.  Accordingly, you do not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of Nasdaq.

Director Independence

Our Board annually reviews the independence of all non-employee directors. Our Board has determined, after considering all the relevant facts and circumstances, including information requested from and provided by each director concerning his background, employment and affiliation, including family relationships, that Mr. Miles, Mr. Jacklin and Mr. Cahir are independent directors, as “independence” is defined by the listing standards of Nasdaq and the SEC, because they have no relationship with us that would interfere with their exercise of independent judgment. There are no family relationships among any of our directors and director nominees or executive officers.

Board Meetings and Committees

The Board meets regularly during the year and holds special meetings and acts by unanimous written consent whenever circumstances are required. There was a total of five Board meetings during fiscal year ending 2019. All incumbent directors attended at least 75% of the aggregate number of the meetings of the Board and committees on which they served occurring during this period. Our bylaws authorize our Board of Directors to appoint, from among its members, one or more committees, each consisting of one or more directors. Our Board of Directors has established three standing committees: an Audit Committee, a Compensation Committee, and a Corporate Governance Committee. The Committees keep the Board informed of their actions and provide assistance to the Board in fulfilling its oversight responsibility to stockholders. The table below provides current membership information as well as meeting information for the last fiscal year. The members of our Audit Committee consist entirely of independent directors.

Director	Independent	Audit Committee	Compensation Committee	Governance Committee
Dan Cahir	X	X
Eugene Frederick
Jason Gesing				Chair
Darren Jacklin	X	X		X
Randall Miles	X	Chair	X	X
Glenn Sanford			Chair	X
Susan Truax(1)			X
(1)	Ms. Truax’s term as a director will expire upon election of directors at the Annual Meeting.

The functions performed by these Committees, which are set forth in more detail in their charters, are summarized below.

Board Oversight of Risk

The Board has responsibility for the oversight of our risk management processes and, either as a whole or through its committees, regularly discusses with management our major risk exposures, their potential impact on our business and the steps we take to manage them. The risk oversight process includes receiving regular reports from board committees and members of senior management to enable the Board to understand our risk identification, risk management and risk mitigation strategies with respect to areas of potential material risk, including operations, finance, legal, regulatory, strategic and reputational risk.

The Board is responsible for monitoring and assessing strategic risk exposure, while the audit committee considers and discusses our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken.  Our Audit Committee, Governance Committee and Compensation Committee support our Board in discharging its oversight duties and address risks inherent in their respective areas. We believe this division of responsibilities is an effective approach for addressing the risks we face and that our board leadership structure supports this approach.

The Audit Committee

The purposes of the Audit Committee include reviewing and approving the selection of our independent registered public accounting firm, and approving the audit and non-audit services to be performed by our independent registered public accounting firm, monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters, reviewing the adequacy and effectiveness of our internal control policies and procedures, and discussing the scope and results of the audit with the independent registered public accounting firm and reviewing with management and the independent registered public accounting firm our interim and year-end operating results.

The Audit Committee currently consists of Mr. Cahir, Mr. Jacklin, and Mr. Miles, each of whom is an independent director of our company under Nasdaq listing standards as well as under rules adopted by the SEC pursuant to the Sarbanes-Oxley Act of 2002, or Sarbanes-Oxley. Our Board of Directors has determined that Mr. Miles qualifies as an “audit committee financial expert” in accordance with applicable rules and regulations of the SEC. Mr. Miles also serves as the Chair of the Audit Committee.

The Compensation Committee

The purpose of the Compensation Committee includes overseeing our compensation policies, plans, and benefit programs, reviewing and approving for our executive officers: annual base salary, annual incentive bonus, including the specific goals and amount, equity compensation, employment agreements, severance arrangements, and any other benefits, compensation, or arrangements, and administering our equity compensation plans.

The Compensation Committee currently consists of Mr. Miles, Mr. Sanford and Ms. Truax. Following the Annual Meeting, the Compensation Committee will consist of Mr. Miles and Mr. Sanford with one vacancy to be filled by the Board. Mr. Miles is an independent director of our company under NASDAQ listing standards as well as under rules adopted by the SEC pursuant to Sarbanes-Oxley. Mr. Sanford serves as the Chair of the Compensation Committee.

The Corporate Governance Committee

The purposes of the Corporate Governance Committee include overseeing and evaluating the Board’s performance and the Company’s compliance with corporate governance regulations, guidelines and principles and selecting, or recommending to our Board of Directors for selection, individuals to stand for election as directors. Our Governance Committee serves the function of a nominating committee of the Board.

The Corporate Governance Committee currently consists of Mr. Gesing, Mr. Jacklin, Mr. Miles and Mr. Sanford. Messers. Jacklin and Miles are independent director of our company under Nasdaq listing standards as well as under rules adopted by the SEC pursuant to Sarbanes-Oxley. Mr. Gesing serves as the Chair of the Compensation Committee.

Director Nominations

In making its selection of director candidates, the Governance Committee bears in mind that the foremost responsibility of a director is to represent the interests of our stockholders as a whole. Directors are expected to exemplify the highest standards of personal and professional integrity, and to constructively challenge management through their active participation and questioning. The Governance Committee identifies and evaluates nominees for our Board based on these and other factors it considers appropriate, some of which may include strength of character, mature judgment, career specialization, relevant technical skills, expertise in areas relevant to the strategy and operations of our company, diversity, and the extent to which the nominee would fill a present need on our Board. The activities and associations of candidates are also reviewed for any legal impediment, conflict of interest, or other consideration that might prevent service on our Board.

Code of Ethics

The Company adopted a Code of Ethics that applies to all of its directors, officers (including its chief executive officer, chief financial officer, chief accounting officer, controller and any person performing similar functions) and employees. The Company has made the Code of Ethics available on its website at expworldholdings.com/code-of-business-conduct-and-ethics/.

Certain Relationships and Related Transactions

Each Director and Executive Officer shall promptly notify the General Counsel of any material interest that such person or an Immediate Family Member of such person had, has or may have in a Related Party Transaction. The notice shall include a description of the transaction and the aggregate dollar amount.

In determining whether to approve, ratify, disapprove or reject a Related Party Transaction, the Board and its Committees shall take into account, among other factors it deems appropriate, whether the Related Party Transaction is entered into on terms no less favorable to the Company than terms generally available to an unaffiliated third-party under the same or similar circumstances.

As of fiscal year ended 2019, except for the revenue sharing payments made to our named executive officers as disclosed in “Executive Compensation” and to certain of our directors as disclosed in “Director Compensation,” we did not have any transactions with a related person.

Director Compensation

Our director compensation program is intended to enhance our ability to attract, retain and motivate non-employee directors of exceptional ability and to promote the common interest of directors and stockholders in enhancing the value of the common stock. The Board of Directors reviews director compensation at least annually. The Governance committee has the sole authority to engage a consulting firm to evaluate director compensation.

For the year ended December 31, 2019, Mr. Jacklin’s compensation was $200,000 and continues to be issued common stock having a value of $2,000 each month. For the year ended December 31, 2019, Mr. Frederick received $2,000 each month for directorship activities, which was paid in common stock. The number of shares of common stock to be issued is determined by the closing price of the last trading day of the month. For the year ended December 31, 2019, Ms. Truax’s compensation was $25,000, and stock options valued at $25,000 were granted to Ms. Truax. Mr. Frederick does not receive director fees; however, both Mr. Frederick and Ms. Truax received revenue sharing. Mr. Frederick received $4,227,130 and $24,045 in revenue sharing and stock awards, respectively, and Ms. Truax received $41,956 and $33,448 in revenue sharing and commissions, respectively. For the year ended December 31, 2019, Mr. Cahir’s compensation was $200,000.  The annual compensation for Mr. Miles was increased to $200,000 in August 2019. Directors are reimbursed for reasonable out-of-pocket expenses incurred in the performance of duties as a Board member.

The following table sets forth certain information regarding the compensation earned by or awarded to each non-employee director during fiscal year 2019 who served on our Board during the fiscal year 2019:

	Fees Earned or
Name	Paid in Cash	Option Awards (1)	Stock Awards (2)	Total
Richard Miller (5)	$31,250	$—	$—	$31,250
Randall Miles (3)	$137,502	$—	$—	$137,502
Darren Jacklin	$222,266	$—	$24,045	$246,311
Dan Cahir (4)	$183,344	$—	$—	$183,344
Susan Truax (6)	$22,917	$25,009	$—	$47,926
Eugene Frederick	$—	$—	$24,045	$24,045

(1)	The dollar amounts shown represent the aggregate grant date fair value of stock options granted, determined in accordance with U.S. GAAP, but not what has fully vested as of December 31, 2019.
(2)

The dollar amounts shown represent the grant date fair value of stock awards granted, with the fair valued determined at the date of grant in accordance with US GAAP, based on the closing price of our common stock on the applicable grant date.

(3)	As of December 31, 2019, Mr. Miles has 955,661 unexercised option awards, which includes 350,000 options under a contract between Mr. Miles and Ms. Sanford.
(4)	As of December 31, 2019, Mr. Cahir has 100,000 unexercised option awards.
(5)	Mr. Miller was a member of the Company’s Board of Directors until June 5, 2019.
(6)	As of December 31, 2019, Ms. Truax has 17,540 unexercised option awards. Ms. Truax’s term as a director will expire upon election of directors at the Annual Meeting.

In 2016, we agreed to compensate Mr. Miles the award of stock options to purchase 1,350,000 shares of the Company’s common stock at an exercise price equal to the fair market value on the grant date, with such shares vesting over a three-year period in equal monthly installments, in addition to his annual compensation and reimbursement of expenses reasonably incurred.

PROPOSAL 1 – ELECTION OF DIRECTORS

At the Annual Meeting, stockholders will elect the entire Board of Directors to serve for the ensuing year and until their successors are elected and qualified. The Board has designated as nominees for election the six persons named below, each of whom currently serves as a director.

Shares of common stock that are voted as recommended by the Board will be voted in favor of the election as directors of the nominees named below. If any nominee becomes unavailable for any reason or if a vacancy should occur before the election, which we do not anticipate, the shares represented by a duly completed proxy may be voted in favor of such other person as may be determined by the proxy holders.

The Board, based on the recommendation of the Corporate Governance Committee, has proposed that the following six nominees be elected at the Annual Meeting, each of whom will hold office until the next Annual Meeting of Stockholders or until his or her successor is duly elected and qualified, or until his or her earlier death, resignation or removal.

The authorized number of directors of the Company is currently set at eleven. Ms. Truax’s term as a director will expire upon election of directors at the Annual Meeting.

Name	Position	Age	Date First Elected or Appointed
Glenn Sanford	Chairman, Chief Executive Officer, Treasurer, Secretary, and Director	53	March 12, 2013
Jason Gesing	Executive Vice President, Business Development and Director	46	September 27, 2014
Eugene Frederick	Director	64	April 7, 2016
Randall Miles	Director	63	July 20, 2016
Darren Jacklin	Director	47	May 22, 2014
Dan Cahir	Director	37	November 29, 2018

Glenn Sanford, our Chairman, Chief Executive Officer, Treasurer, Secretary, and Director beneficially owns approximately 33.41% of our outstanding common stock as of February 20, 2020. Penny Sanford, one of our stockholders, beneficially owns approximately 23.76% of our outstanding common stock as of February 20, 2020. In December 2017 Mr. Sanford and Ms. Sanford filed a Schedule 13D with the SEC indicating that they had entered into an agreement to vote their shares as a group with respect to the election of directors and any other matter on which our shares of common stock are entitled to vote. Accordingly, Mr. Sanford and Ms. Sanford collectively own a number of shares of our common stock sufficient to elect all of the members of the Board without the approval of any other stockholders. Mr. Sanford and Ms. Sanford are expected to vote for each director nominee.

Director Nominees’ Biographical and Related Information

Glenn Sanford has served as our Chief Executive Officer and Director since March 13, 2013. Since 2002, Mr. Sanford has been actively involved in the online real estate space. In early 2007, Mr. Sanford launched eXp Realty, LLC and grew the Company to three offices and into two states. After the decline in the real estate market in 2008, Mr. Sanford and his executive team rewrote the entire business model to reduce costs and provide consumers with more information and access than ever before. In October 2009, eXp Realty International, Inc. was launched as the first truly cloud-based national real estate brokerage which meant giving up the traditional brink and mortar environment and moving to a fully-immersive 3D virtual office environment where agents, brokers and staff collaborate across borders while learning and transacting business form anywhere in the world. Since that time eXp World Holdings, Inc. has quickly grown throughout the United States, Canada, Australia, and the U.K.

Prior to joining the Company Mr. Sanford ran a large mega-agent team and consulted to Keller Williams International as a member of the Agent Technology Council in the areas of online client acquisition, client conversion and technology. Mr. Sanford was also a significant contributor to Keller Williams Internet Lead Generation Masterminds. Prior to real estate, Mr. Sanford was active at the executive level with a number of technology-related companies. In 1998, Mr. Sanford founded and served as President for eShippers.com, an online e-commerce and logistics company.

The Board believes that Mr. Sanford is qualified to serve on our Board of Directors because of his business and management experience.

Jason Gesing joined the Company in March 2010 and was appointed Chief Business Development Officer in September 2012, a position he held until June 2014. From June 2014 through September 2016, Mr. Gesing served as the Corporation’s President. And from September 2016 through August 2018, Mr. Gesing served as Chief Executive Officer of our Real Estate Brokerage Division. Mr. Gesing currently serves as Executive Vice President, Business Development. With over a decade of experience in real estate in various capacities, Mr. Gesing holds broker’s license in Massachusetts.

Mr. Gesing has been practicing law at Gesing Law Offices, LLP since 2009, and was an attorney with Murphy, Hesse, Toomey & Lehane, LLP in Boston, MA from 2002 to 2010. In his capacity as a lawyer, he obtained a broad base of experience in corporate, municipal, real estate, compliance, health care, construction, litigation, and administrative law, and advising clients on day to day issues and managing crises. He has acted in a variety of roles and undertaken a variety of matters including: corporate counsel; municipal counsel; hospital counsel; leasing, licensing and contract negotiation; governance and compliance; appearances before administrative hearing officers and state judges; defense of management in unfair labor practice charges; collective bargaining; internal investigations; and, owner representative in construction matters.

Mr. Gesing obtained a Bachelor of Arts (Magna Cum Laude) in 1996 from Syracuse University, and a Juris Doctor in 2002 from Boston College Law School. He is licensed to practice law in Massachusetts and New Hampshire.

The Board believes that Mr. Gesing is qualified to serve on our Board of Directors because of his business and legal experience.

Eugene Frederick has served as a director of the Company since April 2016 and joined the Company as an agent in April 2015. For over a decade prior to joining the Company, Mr. Frederick served in various management capacities at Keller Williams Realty. Mr. Frederick spent much of this time recruiting other top-producing real estate agents in the states of Virginia and Texas. Prior to joining the Keller Williams management team in the mid-nineties, Mr. Frederick was one of the top-producing real estate agents in the State of Texas beginning in the late eighties. Earlier in his career, in the mid-eighties, Mr. Frederick served as Controller for Texas Instruments before leaving the corporate world for real estate.

The Board believes that Mr. Frederick is qualified to serve on our Board of Directors because of his extensive experience in residential real estate and his leadership ability, particularly in managing growth.

Randall Miles has served as an independent director of the Company since July 2016 and was appointed Vice-Chairman on January 20, 2018. For over 25 years Mr. Miles has held senior leadership positions in global financial services, financial technology and investment banking companies. His extensive investment banking background at bulge bracket, regional and boutique firms advising financial services companies on strategic and capital structure needs has crossed many disciplines. Mr. Miles transactional and advisory experience is complemented by leadership of public and private equity backed financial technology, specialty finance and software companies that have included Chairman and CEO at LIONMTS where he was nominated for the Ernst & Young Entrepreneur of the Year award, CEO at Syngence Corporation, COO of AtlasBanc Holdings Corp. and CEO of Advantage Funding / NAFCO Holdings which grew to in excess of $1 billion.

Mr. Miles is Managing Partner at SCM Capital Group, a global strategic and capital structure advisory firm, where he has served beginning in 2003. Mr. Miles also serves as head of investment banking for Tigress Financial Partners LLC. Previously, he served as a Managing Director at Riparian Partners, a division of Oppenheimer & Co., Inc. as Senior Managing Director, Head of FIG and COO, Investment Banking at Cantor Fitzgerald & Co. Mr. Miles has held senior leadership roles at Oppenheimer& Co., D.A. Davidson and & Co., The First Boston Corporation (Credit Suisse) Meridian Capital and Greenwich Capital Markets. Mr. Miles has broad public, private and nonprofit board experience and has been active for many years in leadership roles with the Make-A-Wish Foundation. He presently serves on the boards of Kuity, Corp. and Posiba, Inc. as Vice Chairman and Chairman respectively.

Mr. Miles holds a BBA from the University of Washington and holds FINRA licenses Series 7, 24, 63 and 79.

The Board believes that Mr. Miles is well qualified to serve on the Company’s Board of Directors because of his extensive background in investment banking and financial services.

Darren Jacklin has served as an independent director of the Company since May 22, 2014. For over 24 years, Darren Jacklin has traveled four continents and over 48 countries mentoring entrepreneurs and business owners on specific and measurable strategies that they can consistently use to increase their income, transform their obstacles into cash flow and turn their passion into profits.

His uncanny ability to increase wealth and success by uncovering hidden assets, overlooked opportunities and undervalued possibilities has captured the attention of Tiger 21, The Wall Street Journal, Yahoo Finance, NBC TV, CBS TV, Global TV international radio stations, magazines and newspapers, movie producers, best-selling authors, CEO’s and business experts worldwide.

Darren Jacklin currently sits on paid international boards of directors of public companies and advisory boards. Darren has personally trained over 150 Fortune 500 companies such as Microsoft, AT&T, Black & Decker, Barclays Bank, as well as high school, college, university students and professional athletes and has connected with people in more than 126 countries.

We believe Mr. Jacklin is qualified to serve on our Board of Directors because of his business experience and venture capital background.

Dan Cahir was appointed as an independent director of the Company on November 29, 2018. Mr. Cahir has more than 10 years of experience managing public and private equity investments across a variety of industries. Currently, Mr. Cahir serves as the Chief Executive Officer and Chief Investment Officer of Amherst Ave Capital, positions he has held since June 2018.

From June 2013 to June 2018, Mr. Cahir served as a portfolio manager at Long Light Capital, managing a public equity portfolio and evaluating venture capital and private equity investments and allocations to external fund managers. From September 2011 to April 2013, Mr. Cahir was a member of the investment team at Ziff Brothers Investments, a private investment firm. From August 2007 to September 2009, Mr. Cahir was a member of the investment team at Madrone Capital Partners where he led the analysis on venture capital, private equity and public equity investments.

Mr. Cahir began his career in September 2005 with Bain & Co., where he advised Fortune 500 and private equity clients on M&A, growth and efficiency initiatives until June 2007.

Mr. Cahir completed his studies and earned his Bachelor of Arts Degree in Economics in 2005, graduating with the summa cum laude distinction from Claremont McKenna College and completed his studies and earned a Master of Business Administration from Harvard Business School in 2011.

The Board believes that Mr. Cahir is qualified to serve on our Board of Directors because of his extensive experience in managing equity portfolios and well as advising Fortune 500 clients on M&A, growth and cost-cutting strategies.

Stockholder Communications to the Board

Stockholders may contact an individual director, the Board as a group, or a specified Board committee or group, including the non-employee directors as a group, by mailing correspondence in the following manner:

c/o Secretary

eXp WORLD HOLDINGS, INC.

2219 Rimland Drive, Suite 301

Bellingham, WA 98226

Each communication should specify the applicable addressee or addressees to be contacted as well as the general topic of the communication. Our Secretary will initially receive and process communications before forwarding them to the addressee. All communications from stockholders will be promptly forwarded to the addressee(s).

Recommendation

THE BOARD OR DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” EACH OF THE NOMINEES FOR DIRECTOR.

Beneficial Ownership of Common Stock

The following table provides certain information regarding the ownership of our common stock, as of February 20, 2020 by each person known to us to own more than 5% of our outstanding common stock; each of our executive officers; each of our directors; and all of our executive officers and directors as a group.

The number of shares of common stock beneficially owned by each person is determined under the rules of the SEC. Under these rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares that the individual has the right to acquire by April 20, 2020 (sixty days after February 20, 2020) through the exercise or conversion of a security or other right. Unless otherwise indicated, each person has sole investment and voting power, or shares such power with a family member, with respect to the shares set forth in the following table. The inclusion in this table of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of those shares for any other purpose.

		Amount and Nature of		Percentage of
Title of Class	Name and Address of Beneficial Owner	Beneficial Ownership(1)		Class(2)
	More than 5% stockholders:
Common Stock	Penny Sanford 2219 Rimland Drive, Suite 301 Bellingham, WA 98226	15,589,325		23.76
	Directors and named executive officers:
Common Stock	Glenn Sanford 2219 Rimland Drive, Suite 301 Bellingham, WA 98226	22,466,146	(3)	33.41
Common Stock	Jason Gesing 2219 Rimland Drive, Suite 301 Bellingham, WA 98226	1,686,261	(4)	2.55
Common Stock	Jeff Whiteside 2219 Rimland Drive, Suite 301 Bellingham, WA 98226	78,200	(5)	0.12
Common Stock	Eugene Frederick 2219 Rimland Drive, Suite 301 Bellingham, WA 98226	2,326,199	(6)	3.54
Common Stock	Randall Miles 2219 Rimland Drive, Suite 301 Bellingham, WA 98226	895,701	(7)	1.35
Common Stock	Darren Jacklin 2219 Rimland Drive, Suite 301 Bellingham, WA 98226	79,932		0.12
Common Stock	Susan Truax 2219 Rimland Drive, Suite 301 Bellingham, WA 98226	18,727	(8)	0.03
Common Stock	Dan Cahir 2219 Rimland Drive, Suite 301 Bellingham, WA 98226	44,444	(9)	0.07

Common Stock	All executive officers and directors as a group (8 persons)	27,595,610		40.06

(1)

Except as otherwise indicated, we believe that the beneficial owners of the common stock listed above, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities.

(2)

Percentage of ownership is based on 65,619,860 shares of our common stock issued and outstanding as of February 20, 2020. Common stock subject to options or warrants exercisable within 60 days of February 20, 2020 are deemed outstanding for purposes of computing the percentage ownership of the person holding such option or warrants, but are not deemed outstanding for purposes of computing the percentage ownership of any other person.

(3)	Includes 20,849,146 shares of our common stock including stock options to acquire 1,617,000 shares of our common stock exercisable within 60 days of February 20, 2020.
(4)	Includes of 1,078,068 shares of our common stock and stock options to acquire 608,193 shares of our common stock exercisable within 60 days of February 20, 2020.
(5)	Includes 75 shares of our common stock and stock options to acquire 78,125 shares of our common stock only exercisable within 60 days of February 20, 2020.

(6)	Includes 1,001,602 shares of our common stock pledged as collateral. Includes 13,961 shares of our common stock owned indirectly by Ms. Fredrick.
(7)	Consists of stock options to acquire shares of our common stock only exercisable within 60 days of February 20, 2020.
(8)

Includes 1,187 shares of our common stock and stock options to acquire 17,540 shares of our common stock exercisable within 60 days of February 20, 2020. Ms. Truax’s term as a director will expire upon election of directors at the Annual Meeting.

(9)	Consists of stock options to acquire shares of our common stock only exercisable within 60 days of February 20, 2020.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors, executive officers and persons who owned more than 10% of the Company’s common stock (collectively, “Reporting Persons”) to file reports of ownership and changes in ownership of common stock and other securities of the Company on Forms 3, 4 and 5 with the SEC. Reporting Persons were required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they filed.

Based solely on review of reports received by the Company or written representations from the Reporting Persons, the Company believes that with respect to the fiscal year ended December 31, 2019, all Reporting Persons complied with all applicable Section 16(a) filings.

Executive Officers

Business Experience of our Executive Officers

The following is a brief description of the business experience and education of each director and executive officer during at least the past five years, indicating the person’s principal occupation during that period, and the name and principal business of the organization in which such occupation and employment were carried out. The description of the business experience and education of our executive officers that are also director nominees is set out above under Proposal 1.

Jeff Whiteside joined the Company as its Chief Financial Officer and Chief Collaboration Officer on November 1, 2018.  Mr. Whiteside has more than 30 years of experience in global finance and operational leadership including executive positions at General Electric, Pitney Bowes, and RM Sotheby’s Auctions. Additionally, Mr. Whiteside held the positions of Chief Financial Officer and Chief Operating Officer at three software and technology companies. Mr. Whiteside has extensive international experience from living and working in Asia, Australia, Europe, and Canada.

Recently, Mr. Whiteside founded and served as the Auction Director at Saratoga Auto Museum from November 2016 through October 2018, Chief Operating Officer of Saratoga Juice Bar, LLC from January 2015 through November 2016, Chief Operating Officer and Chief Financial Officer at RM Sotheby’s Auctions in 2014 and 2015, and Vice President and Group Financial Officer at Pitney Bowes from 2008 through 2013.

Mr. Whiteside works closely with eXp World Holdings, Inc. CEO, Glenn Sanford and leads finance, business development, new ventures, international markets and investor relations.

Mr. Whiteside is a graduate of Rensselaer Polytechnic, obtaining both his B.S. (with an emphasis in Managerial Economics) and M.B.A. in 1986.

Executive Compensation

The following table sets forth information regarding compensation paid to our principal executive officer and principal financial officer, our president and certain other officers for services for the fiscal years ended 2019 and 2018.

Summary Compensation Table

								Change in
								Pension Value
								and
								Nonqualified
							Non-Equity	Deferred
Name and Principal				Stock	Option		Incentive Plan	Compensation	All Other
Position	Year	Salary	Bonus	Awards(1)	Awards(2)		Compensation	Earnings	Compensation(3)		Total
		($)	($)	($)	($)		($)	($)	($)		($)
Glenn Sanford	2019	72,000	-0-	-0-	-0-		-0-	-0-	1,297,405	(4)	1,369,405
Chief Executive Officer and Chairman of the Board	2018	58,875	-0-	-0-	-0-		-0-	-0-	1,748,092	(4)	1,806,967
Jason Gesing,	2019	164,616	-0-	-0-	807,858	(5)	-0-	-0-	423,770	(4)	1,396,244
Chief Executive Officer, eXp Realty	2018	150,000	-0-	89,813	-0-		-0-	-0-	583,558	(4)	823,371
Jeff Whiteside,	2019	288,399	160,800	-0-	-0-		-0-	-0-	-0-		449,199
Chief Financial Officer	2018	33,125	36,000	-0-	2,638,017	(5)	-0-	-0-	-0-		2,707,142

(1)

Amounts in this column represent stock awards issued to the individuals noted, with the fair value determined at the date of grant in accordance with U.S. GAAP based on the closing price of our common stock on the applicable grant date. See Note 12, Stockholders’ Equity, of the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, for the assumptions used in determining the grant date fair value of stock awards.  Director compensation as part of stock awards for Jason Gesing amounted to $89,813 in 2018.

(2)

Amounts in this column represent option awards issued to the individuals noted, based on the fair value determined at the date of grant in accordance with U.S. GAAP. See Note 12, Stockholders’ Equity, of the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, for the assumptions used in determining the grant date fair value of option awards.

(3)

The value of privileges and other personal benefits, perquisites and property for the officers that do not exceed the lesser of $10,000 or 10% of the total of the annual salary and bonus and is not reported herein.

(4)	Consists of revenue sharing earned and officer revenue.

(5)	The dollar amount shown represents the aggregate grant date fair value of common stock options granted, determined in accordance with US GAAP, but not what was fully vested as of December 31, 2019.

Retirement or Similar Benefit Plans

There are no arrangements or plans in which we provide pension, retirement or similar benefits for directors or executive officers. Our directors and executive officers may receive stock options and stock grants at the discretion of our Board of Directors. We do not have any bonus or profit sharing plans pursuant to which cash or non-cash compensation is or may be paid to our directors or executive officers, except that stock options or stock grants may be granted at the discretion of our Board of Directors.

Mr. Sanford and Mr. Gesing are participants in the Company’s revenue share plan and would continue to receive those benefits similar to all other agents and brokers of eXp Realty on a long-term basis. Any revenue share paid to officers and directors would discontinue at the point they are no longer in an executive position with the Company, however revenue share based on their position would continue as would be consistent with the revenue share plan.

Resignation, Retirement, Other Termination, or Change in Control Arrangements

The Company does not have any agreements or plans in place for the named executive officers that would provide additional compensation in connection with a resignation, retirement or other termination or a change in control.

Outstanding Equity Awards as of December 31, 2019

Option Awards

The following table summarizes certain information regarding outstanding equity awards granted to our named executive officers.

	Option awards					Stock awards
Equity incentive
			Equity incentive									Equity incentive	plan awards:
			plan awards:							Market		plan awards:	Market or
	Number of	Number of	Number of					Number of		value of		Number of	payout value
	securities	securities	securities					shares or		shares of		unearned	of unearned
	underlying	underlying	underlying					units of		units of		shares, units	shares, units
	unexercised	unexercised	unexercised	Option		Option		stock that		stock that		or other rights	or other rights
	options (#)	options (#)	unearned	exercise		expiration		have not		have not		have not	have not
Name	exercisable	unexercisable	options (#)	price ($)		date		vested (#)		vested ($)		vested (#)	vested ($)
(a)	(b)	(c)	(d)	(e)		(f)		(g)		(h)		(i)	(j)
Glenn Sanford, Chief Executive Officer and Chairman of the Board	1,617,000	—	—	$0.13		10/1/2022		—		$—		—	—
Jeff Whiteside, Chief Financial Officer	62,500	187,500	—	$11.65		11/1/2028		—		$—		—	—
Jason Gesing, CEO eXp Realty	601,942	100,000	—	$0.13 - 9.32	(1)	10/1/2022-11/6/2029	(1)	612	(2)	$10.40-16.22	(2)	—	—

(1)	Represents range of exercise price and expiration dates for all of Mr. Gesing’s stock options. Options were granted on different dates throughout his tenure.

(2)	Represents total number of stock grants awarded but not year vested to Mr. Gesing and range of share price at grant date of each different stock grant award.

Securities Authorized for Issuance under Equity Compensation Plans

The following table summarizes certain information regarding our equity compensation plan as at December 31, 2019:

Number of securities
remaining available for
future issuance under
	Number of securities to	Weighted-average	equity compensation
	be issued upon exercise	exercise price of	plans (excluding
	of outstanding options,	outstanding options,	securities reflected in
	warrants and rights	warrants and rights	column (a))
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by security holders	9,981,923	5.34	12,241,829
Equity compensation plans not approved by security holders	—	—	—
Total	9,981,923	5.34	12,241,829

2013 Stock Option Plan

On September 27, 2013, we adopted a stock option plan. The purpose of the stock option plan is to retain the services of valued key employees, directors, officers and consultants and to encourage such persons with an increased initiative to make contributions to our company. Under the stock option plan, eligible employees, consultants and certain other persons who are not eligible employees, may receive awards of “non–qualified stock options”. Individuals, who, at the time of the option grant, are employees of our company or any related company (as defined in the stock option plan) who are subject to tax in the United States may receive “incentive stock options,” and non–U.S. residents may receive awards of “non-qualified stock options”. The number of shares of our common stock issuable under the plan is 10,000,000. As of January 31, 2020, there were 4,090,666 shares of our common stock available for future issuance. We do not expect to grant future option awards under the 2013 stock option plan.

2015 Equity Incentive Plan

On March 12, 2015, we adopted an equity incentive plan which was subsequently amended on August 28, 2017, October 29, 2017 and on October 24, 2019. The purpose of the equity incentive plan is to retain the services of valued key employees, directors, officers and consultants and to encourage commitment and motivate excellent performance. Our employees, consultants and directors are eligible to participate in the 2015 Equity Incentive Plan as determined by the Board. The following equity awards may be granted under the equity incentive plan: “incentive stock options”, “non-qualified stock options,” shares of restricted stock, restricted stock units and other stock-based awards; provided, that “incentive stock options” may be granted only to employees. The number of shares of our common stock issuable under the plan is 30,000,000 and under the 2019 amendment, the aggregate number of shares reserved for issuance under the Plan will automatically increase on December 1 of each year, commencing on December 1, 2019, and ending on (and including) December 1, 2024, in an amount equal to the lesser of (a) three percent (3%) of the total number of shares of Common Stock outstanding on December 31 of the preceding calendar year, or (b) the number of shares of Common Stock repurchased by the Company pursuant to any issuer repurchase plan then in effect; provided that the Board of Directors may act prior to December 1 of a given year to provide that there will be no share increase for such year or that the increase for such year will be a lesser number of shares than otherwise provided in clause (a) or (b). As of January 31, 2020, there were an aggregate of  21,920,830 shares of our common stock outstanding with 8,079,170 available for future issuances.

On November 14, 2017, we filed a registration statement on Form S‑8 to register the sale of 23,273,890 shares  issuable under the 2013 Stock Option Plan and 2015 Equity Incentive Plan.  On March 25, 2020, we filed a registration statement on Form S-8 to register an additional 10,958,218 shares issuable under the 2015 Equity Incentive Plan.

PROPOSAL 2—RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS FOR 2020

Appointment of Independent Auditor by Audit Committee

Under the rules and regulations of the SEC and Nasdaq, the Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of our independent auditors. In addition, the Audit Committee considers the independence of our independent auditors and participates in the selection of the independent auditor’s lead engagement partner.

This year, the Audit Committee has approved, and, as a matter of good corporate governance, is requesting ratification by the stockholders of the appointment of, the registered public accounting firm of Deloitte & Touche LLP, or Deloitte, to serve as independent auditors for the fiscal year ending December 31, 2020. The Audit Committee considered a number of factors in determining whether to engage Deloitte as the Company’s independent registered public accounting firm, including:

•	Deloitte’s global capabilities;
•	Deloitte’s technical expertise and knowledge of our global operations and industry;
•	the quality and candor of Deloitte’s communications with the audit committee and management;
•	the quality and efficiency of the services provided by Deloitte, including input from management on Deloitte’s performance;
•	Deloitte’s objectivity and professional skepticism;
•	external data on audit quality and performance ;
•	Deloitte’s use of technology to aid in audit efficiency;
•	Deloitte’s independence, how effectively Deloitte demonstrated its independent judgment, and the controls and processes in place that help ensure Deloitte’s independence; and
•	the appropriateness of Deloitte’s fees.

Proposed Ratification of Independent Auditor

The Board of Directors and the Audit Committee believe that the retention of Deloitte as the Company’s independent auditor is in the best interests of the Company and its stockholders. If stockholders do not ratify the selection of Deloitte, the Audit Committee will evaluate the stockholder vote when considering the selection of a registered public accounting firm for the audit engagement for the 2020 fiscal year. In addition, if stockholders ratify the selection of Deloitte as independent auditors, the Audit Committee may nevertheless periodically request proposals from the major registered public accounting firms and as a result of such process may select Deloitte or another registered public accounting firm as our independent auditors.

Recommendation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31,2020.

Accounting Matters

Auditor

Effective March 31, 2019, we appointed Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019.   Representatives of Deloitte are expected to attend the Annual Meeting and will have an opportunity to make a statement and to respond to appropriate questions from stockholders.

Material Weaknesses

As previously disclosed in our Annual Report on Form 10‑K for fiscal year ended 2019, General Information Technology Controls (GITCs) - We identified a material weakness related to GITCs in certain areas related to user access and program change-management over information technology (IT) systems utilized by the Company. Some of our business process controls (automated and manual) are dependent on the affected GITCs they too were deemed ineffective because they could have been adversely impacted. We believe that these control deficiencies were a result of: IT control processes lacking sufficient documentation; insufficient testing of changes; lack of training for our personnel on the importance of GITCs; and a lack of access control considerations in the design of the systems that could impact internal control over financial reporting.

Information and Communication, Control Activities and Monitoring – We also identified that we did not fully implement key components of the COSO framework, including control and monitoring activities relating to: (i) providing oversight over the system of internal control, (ii) overseeing the nature and scope of monitoring activities and management's evaluation and remediation of deficiencies, (iii) using appropriate processes and technology to assign responsibility and segregate duties as necessary, (iv) maintaining quality through processing, and (v) attracting, developing, and retaining sufficient and competent personnel to support the achievement of internal control objectives.

Our independent registered public accounting firm, Deloitte and Touche LLP has audited the effectiveness of the Company’s internal control over financial reporting as of December 31, 2019 and expressed an adverse opinion, which was reflected in our Annual Report on Form 10-K for the fiscal year ended 2019.

Planned Remediation Actions:

Management has been implementing and continues to implement measures designed to ensure that control deficiencies contributing to the material weaknesses are remediated, such that these controls are designed, implemented, and operating effectively in addition to implementing new monitoring controls to help mitigate the risks associated with the ineffective GITCs. The remediation actions include: (i) establishing an internal audit team to support the Company’s entire control environment and its ongoing internal controls development and monitoring; (ii) creating and filling an IT compliance oversight function; (iii) educating control owners concerning the principles and requirements of each control, with a focus on those related to user access and change-management over IT systems impacting financial reporting; (iv) developing and maintaining documentation underlying GITCs to promote knowledge transfer upon personnel and function changes; (v) developing enhanced controls and reviews related to changes in IT systems; (vi) performing an in-depth analysis of who should have access to perform key functions within the system that impact financial reporting and redesigning aspects of the system to better allow the access rights to be implemented; and (vii) adding additional manual controls to monitor information and data produced by the system to help mitigate the risks associated with ineffective GITCs.

We believe that these actions will remediate the material weaknesses. The weaknesses will not be considered remediated, however, until the applicable controls operate for a sufficient period of time and management has concluded, through testing, that these controls are operating effectively.

Material Weaknesses Previously Identified

We previously reported material weaknesses in our Annual Report on Form 10-K for the year ended December 31, 2018 and Quarterly Reports on Form 10-Q for the quarters during the subsequent period through September 30, 2019.  The control activity material weakness previously reported was that we did not have effective business processes and controls as well as resources with adequate training and support to conduct an effective review of manual reconciliations including the complex data feeds into the reconciliations of high-volume transactions.

To address the previously disclosed material weakness described above, we re-designed the transaction settlement process and controls related to the processing of our high-volume of transactions. We also hired additional personnel to review the transactions and managers to provide oversight and provided additional training to personnel involved with these business processes and the related control activities. Lastly, we implemented a new monitoring control to help ensure the impact of any adjustments to recorded transactions are reflected in the financial statements.

While we have made progress on the remediation of the control activity material weakness, such control activity has some dependency on GITCs and therefore has not been fully remediated as of December 31, 2019.

Principal Independent Auditor Fees

Audit Fees

Audit fees include the aggregate fees for the audit of our annual consolidated financial statements and internal controls, and the reviews of each of the quarterly consolidated financial statements included in our Forms 10‑Q. The aggregate audit fees we were billed by our independent auditors were $1,711,173 and $785,000 for the fiscal years ended December 31, 2019, and December 31, 2018, respectively. The fees billed for our 2019 fiscal year are higher than the  audit fee disclosed in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, as filed with the SEC on March 12, 2020, and reflect an agreement reached by the Company and Deloitte with respect to the audit for such fiscal year.

Audit-Related Fees

Audit-related fees include accounting advisory services related to the accounting treatment of transactions or events, including acquisitions, and to the adoption of new accounting standards, as well as additional procedures related to accounting records performed to comply with regulatory reporting requirements and to provide certain attest reports. We did not receive audit related services and have no audit related fees for the fiscal years ended December 31, 2019 and December 31, 2018.

Tax Fees

Tax fees are for tax compliance services and assistance with federal and provincial tax-related matters for certain international entities. There were no tax service fees provided by BDO for the fiscal year ended December 31, 2018 or by Deloitte for the fiscal year ended December 31, 2019, and we do not expect to receive tax services from Deloitte for the fiscal year ended December 31, 2020.

All Other Fees

All other fees consist of fees for products and services other than the services reported above. We did not receive other services from BDO for the fiscal year ended December 31, 2018 or from Deloitte for the fiscal year ended December 31, 2019.

Pre-Approval Policies and Procedures

All services provided by our independent registered accountants are pre-approved by the Audit Committee. The Audit Committee is presented, for approval, a description of the Audit-related, Tax and Other services expected to be performed by the independent registered accountants during the fiscal year. The Audit Committee determined that all services provided by our independent registered accountants during the fiscal year ended December 31, 2019 were compatible with maintaining their independence.

Report of Audit Committee

The Audit Committee is composed solely of independent directors meeting the applicable requirements of the NASDAQ rules. The Audit Committee reviews the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for establishing and maintaining adequate internal control over financial reporting, for preparing the financial statements, and for the reporting process. The Audit Committee members do not serve as professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm. The Company’s independent auditors are engaged to audit and report on the conformity of the Company’s financial statements to accounting principles generally accepted in the United States and the effectiveness of the Company’s internal control over financial reporting.

In this context, the Audit Committee reviewed and discussed with management and the independent auditors the audited financial statements for the year ended December 31, 2019 (the “Audited Financial Statements”), management’s assessment of the effectiveness of the Company’s internal control over financial reporting, and the independent auditors’ evaluation of the Company’s system of internal control over financial reporting. The Audit Committee has discussed with Deloitte, the Company’s independent auditors, the matters required to be discussed by Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard 1301, Communications with Audit Committees. In addition, the Audit Committee has received the written disclosures and the letter from the independent auditors required by applicable requirements of the PCAOB regarding the independent auditors’ communications with the Audit Committee concerning independence, and has discussed with the independent auditors the independent auditors’ independence.

Based upon the reviews and discussions referred to above, the Audit Committee recommended to the Board that the Audited Financial Statements be included in the Company’s Annual Report on Form 10‑K for the year ended December 31, 2019, for filing with the Securities and Exchange Commission.

Respectfully submitted by the Audit Committee of the Board of Directors.

Randall Miles

Darren Jacklin

Dan Cahir*

*This report was signed by the members of the Audit Committee as of the date it was approved.

The foregoing report of the audit committee is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of eXp World Holdings under the Securities Act, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Change in Accountants in 2019

BDO USA, LLP (“BDO”), served as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018.  As previously disclosed by the Company, on March 27, 2019, the Company dismissed BDO as the Company’s independent registered public accounting firm, effective immediately.  The Company’s decision to replace BDO with Deloitte was approved by the Audit Committee and the Board of Directors of the Company.

BDO was engaged as the Company’s independent registered public accounting firm on February 3, 2017. BDO’s report on the consolidated financial statements for the fiscal year ended December 31, 2018 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles.  BDO’s report on the Company’s internal control over financial reporting, based on criteria established in Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”) did express an adverse opinion on the Company’s control environment and monitoring and control activities for the fiscal year ended December 31, 2018.

During the period of BDO’s engagement, including through March 27, 2019, (i) there were no disagreements with BDO on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of BDO, would have caused it to make reference to the subject matter of the disagreements in connection with its reports for such years, and (ii) there were no reportable events as described in Item 304(a)(1)(v) of Regulation S-K, except as follows:

•

As previously disclosed in our Annual Report on Form 10-K for fiscal year end 2018, the Company did not properly design or maintain effective controls over the control environment and monitoring components which contributed to material weaknesses at the control activity level. The failures within these COSO components contributed to the following material weaknesses at the control activity level for the 2018 fiscal year.

•

As previously disclosed in our Annual Report on Form 10-K for fiscal year end 2018, the Company did not have effective business processes and controls as well as resources with adequate training and support to conduct an effective review of manual reconciliations.

•

As previously disclosed in our Annual Report on Form 10-K for fiscal year end 2018, to address the material weaknesses described above, our management is currently in the process of undertaking a re-design of the control workflows within our software and systems for processing high-volume transactions.

•

As previously disclosed in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2018, the Company’s internal controls failed to identify the mathematical error contained in the foreign currency translation calculation in the statement of cash flows of our foreign subsidiary that are incorporated in the consolidated financial statements.

•

As previously disclosed in our Annual Report on Form 10-K for fiscal year end 2017, the Company’s internal controls failed to properly recognize and measure the fair value of equity and equity-linked awards issued to employees and non-employees.

•

As previously disclosed in our Annual Report on Form 10-K for fiscal year end 2017, the Company’s internal controls failed to identify the need to consider certain areas of US GAAP applicable to the classification of certain agent fees.  Our agent fees are no longer classified as revenue, rather they are offset against commission and other agent related costs.

•	As previously disclosed in our Annual Report on Form 10-K for fiscal year end 2018, these material weaknesses have been remediated through implementation of new controls.

During the fiscal years ended December 31, 2017 and 2018 and during any subsequent interim period preceding the date of engagement, neither the Company, nor anyone acting on its behalf, consulted with Deloitte regarding (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that would have been rendered on the Company’s financial statements, and no written report was provided to the Company nor was oral advice rendered that was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement (as defined in paragraph 304(a)(1)(iv) of Regulation S-K) or a reportable event (as described in paragraph 304(a)(1)(v) of Regulation S-K.).

The Company provided a copy of the foregoing disclosures to BDO prior filing the Company’s Current Report on Form 8-K on April 2, 2019 and requested a letter from BDO addressed to the Securities and Exchange Commission stating whether it agreed with the foregoing statements. A copy of the letter furnished in response to that request was filed as Exhibit 16.1 to the Form 8-K.

PROPOSAL 3—ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

We are asking stockholders to approve, on an advisory basis, the compensation of our named executive officers as disclosed in the “Executive Compensation” section of this Proxy Statement. Our executive compensation programs are designed to support our long-term success. The Compensation Committee has structured our executive compensation program to tie total compensation to long-term stockholder value, as reflected primarily in our stock price. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the policies and practices described in this Proxy Statement.

Accordingly, stockholders are being asked to vote on the following resolution:

Resolved: That the stockholders approve the compensation paid to the “named executive officers” of eXp World Holdings, Inc. with respect to the fiscal year ended December 31, 2019, as disclosed, pursuant to Item 402 of Regulation S-K promulgated by the Securities and Exchange Commission, in the Proxy Statement for the 2020 Annual Meeting of Stockholders, including the compensation tables and narrative discussion set forth under “Executive Compensation” therein.

This item is being presented pursuant to Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Although this advisory vote is not binding, the Compensation Committee will consider the voting results when evaluating our executive compensation program.

Recommendation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL, ON AN ADVISORY BASIS, OF OUR EXECUTIVE COMPENSATION AS DESCRIBED IN THIS PROXY STATEMENT.

Stockholder Proposals for 2021 Annual Meeting

In order for stockholder proposals for the 2021 Annual Meeting of Stockholders to be eligible for inclusion in the proxy statement and form of proxy card for that meeting, we must receive the proposals at our corporate headquarters, 2219 Rimland Drive, Suite 301, Bellingham, Washington 98226, directed to the attention of our Corporate Secretary, no later than December 29, 2020. In addition, all proposals will need to comply with Rule 14a-8 of the Securities Exchange Act, which sets forth the requirements for the inclusion of stockholder proposals in our sponsored proxy materials.

Our bylaws set forth the procedures you must follow in order to nominate a director for election or present any other proposal at an annual meeting of our stockholders, other than proposals intended to be included in our sponsored proxy materials. In addition to any other applicable requirements, for a stockholder to properly bring business before the 2021 Annual Meeting of Stockholders, the stockholder must give us notice thereof in proper written form, including all required information, at our corporate headquarters, 2219 Rimland Drive, Suite 301, Bellingham, Washington 98226, directed to the attention of our Corporate Secretary, no later than the close of business on February 11, 2021, nor earlier than the close of business on January 12, 2021 (provided, however, that in the event that no annual meeting was held in the previous year or if the date of the annual meeting is more than thirty days before or more than seventy days after such anniversary date, notice by the stockholder must be delivered not earlier than the close of business on the one hundred twentieth day prior to such annual meeting and not later than the close of business on the later of the ninetieth day prior to such annual meeting or the tenth  day following the day on which public announcement of the date of such meeting is first made by the Company). You are also advised to review our bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations. A copy of our bylaws is available as Appendix B at https://www.sec.gov/Archives/edgar/data/1495932/000168316818002990/exp_def14c.htm.

Delivery of Documents to Security Holders Sharing an Address

If you and others who share your mailing address own common stock in street name, meaning through a bank, brokerage firm, or other nominee, you may have received a notice that your household will receive only one 2019 Annual Report to Stockholders and proxy statement from each company whose stock is held in such accounts. This practice is designed to reduce the volume of duplicate information and reduce printing and postage costs. Unless you responded that you did not want to participate, you were deemed to have consented to it.

If you would like to revoke your consent to receiving materials on a per household basis and in the future receive your own set of materials, or if your household is currently receiving multiple copies of the same items and you would like in the future to receive only a single copy at your address, please contact eXp World Holdings, Inc by mail at 2219 Rimland Drive, Suite 301, Bellingham, Washington 98226, or by calling (360) 865‑4206, and indicate your name, the name of each of your brokerage firms or banks where your shares are held, and your account numbers. The revocation of a consent will be effective 30 days following its receipt.

Other Matters

We will pay all expenses of preparing, printing and mailing, the Annual Meeting proxy materials, as well as all other expenses of soliciting proxies for the Annual Meeting on behalf of the Board of Directors.

Availability of Form 10-K

We have filed our Annual Report on Form 10‑K for the year ended December 31, 2019 with the SEC on March 12, 2020. It is available free of charge at the SEC’s web site at www.sec.gov. Upon written request by a stockholder, we will mail without charge a copy of our Annual Report on Form 10‑K. All requests should be directed to our Secretary at 2219 Rimland Drive, Suite 301 Bellingham, Washington 98226. The Company’s consolidated financial statements and certain other information found in our Annual Report on Form 10‑K for the fiscal year ended December 31, 2019 are included in our 2019 Annual Report to Stockholders attached hereto as Appendix A.

APPENDIX A

EXP WORLD HOLDINGS, INC 2019 ANNUAL REPORT TO STOCKHOLDERS

BUSINESS OVERVIEW AND MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS

The following discussion should be read together with our consolidated financial statements and related notes included elsewhere within this report and with our Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC on March 12, 2020. The Management’s Discussion and Analysis of Financial Conditions and Results of Operations contain forward-looking statements. Our actual results could differ materially from those anticipated in these forward-looking statements.

OVERVIEW

MARKET CONDITIONS AND INDUSTRY TRENDS

Our business is dependent on the economic conditions within the markets for which we operate.  Changes in the economy can have a positive or negative impact on our business.  The economic conditions influencing the housing markets primarily include economic growth, interest rates, unemployment, consumer confidence, mortgage availability and supply and demand.

In periods of economic growth, demand typically increases resulting in increasing home sale prices.  Similarly, a decline in economic growth generally decreases demand.  Increasing interest rates and decreasing consumer confidence also generally decreases demand.  Additionally, regulations imposed by local, state and federal government agencies, and geopolitical instability, can also negatively impact the housing markets for which we operate.

According to the National Association of Realtors Summit in December 2019, home buyers continue to be sensitive to interest rates given the higher cost of homes.  Throughout 2019, homes sales increased as interest rates decreased.  Also throughout 2019, home ownership has continued to increase.  Economists have forecasted that interest rates will stay below 4% in fiscal 2020.  Homebuyer demand has increased substantially because of the low interest rate environment.  Buyers are still faced with low inventory and a competitive market, particularly for entry level and mid-market buyers.  With intensified competition, home prices will continue to increase, however this is offset by favorable interest rates.

As of December 31, 2019, we believe that these factors are generally favorable. However, significant changes to one or more of these drivers could cause the demand for housing to slow, negatively affecting all real estate brokerage firms, including eXp Realty.

Regardless of whether the housing market continues to grow or slows, the Company is positioned to leverage its low-cost, high-engagement model, affording agents and brokers increased income and ownership opportunities while offering a scalable solution to brokerage owners looking to survive and thrive in a series of fluctuations in economic activity.

Home Inventory

According to National Association of Realtors (NAR), the inventory of existing homes for sale in the U.S. was 1.6 million as of January 2019 and decreased to 1.4 million at the end of December 2019 (preliminary).  As a result, inventory has decreased from 3.9 average months of supply as of January 2019 to 3.0 average months’ supply as of December 2019 (preliminary).

Mortgage Rates

According to the Federal Housing Finance Agency, mortgage rates on commitments for 30-year, conventional, fixed-rate mortgages averaged 3.9% for 2019 compared to 4.5% for 2018. Mortgage rates reached a high of 4.5% in January 2019.  Mortgage rates are forecasted to decrease to 3.8% for 2020 and increase to 4.1% in 2021. To the extent mortgage rates increase, consumers have financing alternatives such as adjustable rate mortgages or shorter-term mortgages which can be utilized to obtain a mortgage rate that is lower than a 30-year fixed-rate mortgage.

Housing Affordability Index

Also, according to the NAR, the composite housing affordability index increased to 163.8 for November 2019 (preliminary) from 153.9 for January 2019. The housing affordability index continues to be at historically favorable levels. When the index is above 100, it indicates that a family earning the median income has sufficient income to purchase a median-priced home, assuming a 20 percent down payment and ability to qualify for a mortgage.  The favorable housing affordability index is due in part to favorable mortgage rate conditions and low overall unemployment.

Home Sales Transactions

According to the NAR, existing home sale transactions for December 2019 (preliminary) increased to 5.5 million compared to 4.9 million for January 2019.  During 2019, eXp Realty settled home sales units was 135,322 resulting in sales volume of $38.2 billion.   Our home sale transactions growth was directly related to the growth of our agent base, which increased 63.3% in 2019.

Existing Home Sales Price

Existing home sales average price for December 2019 (preliminary) was $274,500 compared to $249,300 in January 2019  During this same period, eXp Realty homes sales price averaged $289,849 in December 2019 compared to $266,059 in January 2019.

Continued Accelerated Growth

Our strength is attracting real estate agent and broker professionals that have contributed to our growth.  As of December 31, 2019, we have grown our agent and broker base 63.3% to 25,423 agents and brokers compared to 15,570 as of the December 31, 2018.

The following table sets forth the number of transactions, sales volume and commission revenue earned on real estate transactions:

Year Ended			Year Ended			Change
December 31, 2019			December 31, 2018
Number	Volume	Revenue	Number	Volume	Revenue	Number	Volume	Revenues
135,322	$ 38,215,997,704	$ 979,937,241	74,678	$ 19,844,237,031	$ 500,147,681	60,644	$ 18,371,760,673	$ 479,789,560

We continue to increase our presence in the United States and Canada through the execution of our growth strategies.  And in the fourth quarter of 2019, we expanded operations to the United Kingdom and Australia. The rate of growth of our agent and broker base is difficult to predict and is subject to many factors outside of our control, including actions taken by our competitors and macroeconomic factors affecting the real estate industry in general. We can provide no assurance that the Company will be able to maintain our agent growth rate or that our agent and broker base will continue to increase in future periods.

Agent Ownership

The Company maintains an equity incentive program whereby agents and brokers of eXp Realty can become eligible for awards of the Company’s common stock through the achievement of production and agent attraction benchmarks. Under our equity incentive program, agents and brokers who qualify are issued shares of the Company’s common stock.

The Company also administers a program whereby agents and brokers can establish a direct ownership interest in the Company as a shareholder. Agents and brokers can elect to receive 5% of their commission payable in the form of Company common stock which is issued at a 20% discount to market on the date of issuance. In 2019, approximately 9,600 eXp Realty agents and brokers took advantage of this program resulting in the issuance of 3,801,603 shares of common stock. This agent equity program continues to be another element in creating a culture of agent-ownership.

RECENT BUSINESS DEVELOPMENTS

Real Estate Brokerage Initiatives

Global Real Estate Cloud Brokerage

The Company announced its first international expansions outside of North America into Australia and the U.K. This is part of the Company’s initiative to operate as a Global Real Estate Cloud Brokerage. We look forward to our cloud campus being populated by real estate professionals from around the globe as they conduct business, collaborate with each other and develop meaningful personal and professional relationships across borders and cultures. In addition to these new countries, the Company continues to also focus on growth in the United States. We continue to expand in Canada, with recent openings in Saskatchewan, Newfoundland and Labrador, Quebec, and future openings planned in Novia Scotia throughout the rest of 2020.

Agent and Employee Experience

The Company has embarked on an initiative to better understand both its agents and employee experience. In doing so, we have adopted many of the principles of the Net Promoter Score® (NPS) across many aspects of our organization.  NPS is a measure of customer satisfaction and is measured on a scale between -100 and 100.  A NPS above 50 is considered excellent.  Whether it be the overall question "How likely are you to recommend eXp to your colleagues, friends or family?" or more granular inquiries as to specific workflows or service offerings, we believe this will ensure we are delivering on the most important values to our agents and employees. In turn, this often leads to enthusiastic fans of eXp who will promote our Company and continue leading us through strong organic growth.

This also ties into one of our core values, transparency. While we strive for high satisfaction, a low or trending lower NPS is equally important to identify. The Company’s fourth quarter cumulative agent NPS was 64. As NPS scores are often leading indicators to agents and employees’ future actions, we are able to learn quickly what may be a ‘pain point’ or product that is not meeting its desired objective. We then take that information and translate it into action with an effort to remediate the specific root cause(s) driving the lower score. This fast and iterative approach has already led to improvements in such parts of our business such as agent onboarding, commission transaction processing, and employee benefits.

Agile at Scale

The Company continues to focus and refine its efforts on our engagement strategy to build a positive employee experience to advance creativity, productivity and service quality to retain top performing talent with the overall goal of growing and improving overall profitability. We have been and will continue to form more and more smaller functional teams across the entire organization. This allows for faster identification of challenges and opportunities, autonomy and decision making, and execution affecting our agents and employees. This is tied together by ensuring all teams are aligned and working towards outcomes consistent with our vision, goals, and key results.

Equity

Our agent compensation plans represent a key lever in our strategy to attract and retain independent agents and brokers. The costs attributable to these plans are also a significant component of our commission structure and results of operations. Prior to 2020, we issued share-based compensation to our agents and brokers at a 20% discount, which will change to a 10% discount for issuances beginning in January 2020. Our operational strategy and the importance of the agent compensation plans to it have not changed, but the financial impact of the change in discount is expected to have a meaningful effect on our results of operations going forward.  Our stock repurchase program and agent growth incentive program are more fully disclosed in Note 12 – Stockholders’ Equity, of the Notes to the Condensed Consolidated Financial Statements.

Technology Products and Services

We continue developing the core VirBELA software platform and its underlying infrastructure to accommodate for the ever-increasing use and scale required to support our eXp Realty division. Also, we recently released a new product centered on the concept of an open campus whereby small and independent organizations may utilize sub spaces as part of a larger campus similar to collaborative environments that currently exist in the physical brick and mortar world. Lastly, we expect to continue to service existing and new business-to-business enterprise level contracts in the coming year.

Affiliated Services

Recent acquisitions and partnerships have allowed us to begin offering to customers more products and services complimentary to our real estate brokerage business. These affiliated services include mortgage origination, title, escrow and settlement services, which we can now provide as a more inclusive offering in addition to our brokerage services. We anticipate continued growth and investment in these service offerings in 2020; however, actual performance will depend directly on utilization by eXp Realty agents and brokers.

Results of Operations

Year ended December 31, 2019 vs. Year ended December 31, 2018

	Year End	Percentage of	Year End	Percentage of	Change
	December 31, 2019	Revenue	December 31, 2018	Revenue	Dollar	Percentage
Statement of Operations Data:
Revenue	$979,937,241	100.0%	$500,147,681	100.0%	$479,789,560	95.9%
Expenses:
Commission and other agent-related costs	895,881,750	91.4	459,715,836	91.9	436,165,914	94.9
General and administrative	89,035,059	9.1	59,854,742	12.0	29,180,317	48.8
Sales and marketing	3,798,516	0.4	2,961,618	0.6	836,898	28.3
Total expenses	988,715,325	100.9	522,532,196	104.5	466,183,129	89.2
Operating loss	(8,778,084)	(0.9)	(22,384,515)	(4.5)	13,606,431	60.8
Other expense (income)
Other expense (income), net	247,311	0.0	(31,959)	—	279,270	873.8
Equity in (earnings) losses of unconsolidated affiliates	34,244	0.0	—	—	34,244	100.0
Total other expense (income), net	281,555	0.0	(31,959)	—	313,514	(981.0)
Loss before income tax expense	(9,059,639)	(0.9)	(22,352,556)	(4.5)	13,292,917	59.5
Income tax expense	496,981	0.1	77,800	0.0	419,181	538.8
Net loss	$(9,556,620)	(1.0)%	$(22,430,356)	(4.5)%	$12,873,736	57.4%
Net loss attributable to noncontrolling interest	(28,906)	(0.0)	—	—	(28,906)	100.0
Net loss attributable to common shareholders of eXp World Holdings, Inc.	(9,527,714)	(1.0)	(22,430,356)	(4.5)	12,902,642	57.5
Adjusted EBITDA (1)	$12,650,107	1.3%	$2,409,857	0.48%	$10,240,250	424.9%
Net loss per share
Basic	$(0.15)		$(0.39)		$0.24	61.5%
Diluted	$(0.15)		$(0.39)		$0.24	61.5%
Weighted average shares outstanding
Basic	62,585,555		57,689,920
Diluted	62,585,555		57,689,920

(1) Adjusted EBITDA is not a measurement of our financial performance under U.S. GAAP and should not be considered as an alternative to net income, operating income or any other measures derived in accordance with U.S. GAAP.  For a definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to net income, see “Non-U.S. GAAP Financial Measure.”

Revenue

Our total revenues were $979.9 million for the year ended December 31, 2019 compared to $500.1 million for the same period in 2018, an increase of $479.8 million, or 95.9%.  Total revenues increased primarily as a result of an increase in real estate brokerage commissions, which is directly related to our increase in agent count of 63.3% compared to the same period in 2018.

Commission and Other Agent Related Costs

Commission and other agent-related costs were $895.9 million for the year ended December 31, 2019 compared to $459.7 million for the same period in 2018, an increase of $436.2 million, or 94.9%.  Commission and other agent related costs include sales commissions paid and are reduced by agent related fees. Commission and other agent related costs increased primarily as a result of an increase in settled real estate transactions and growth in our agent base.

General and Administrative Expense

General and administrative expenses were $89.0 million for the year ended December 31, 2019 compared to $59.9 million for the same period in 2018, an increase of $29.2 million or 48.8%. General and administrative expenses include costs related to wages, including stock compensation, and other general overhead expenses. General and administrative expenses increased primarily as a result of an increase of $24.3 million in compensation related expenses including salaries, contract labor, employee benefits, and payroll taxes and processing. These increases are a direct result of the Company’s increase in employee and agent count. Employees increased from 354 in 2018 to 634 in 2019, an increase of 79%. The Company’s agent base increased by 63.3%. Additionally, $3.2 million of the increase in general and administrative expenses is related to professional fees including accounting, legal, and other consulting. These increases are directly related to the Company’s continued revenue growth, international expansion and new business ventures.

Sales and Marketing

Sales and marketing expenses were $3.8 million for the year ended December 31, 2019 compared to $3.0 million for the same period in 2018, an increase of $0.8 million, or 28.3%.  Sales and marketing costs include lead capture costs and promotional materials. Sales and marketing expenses increased primarily as a result of an increase in lead capture costs of $0.7 million.

Other Income (Expense)

Other income (expense) includes amortization expense of the present value adjustment to our stock payable and start-up costs.  There were no significant changes in other income (expense) for the year ended December 31, 2019 compared to the same period in 2018.

Income Tax Benefit (Expense)

Income tax expense increased $0.4 million, or 539% ,for the year ended December 31, 2019 compared to the same period in 2018.

LIQUIDITY AND CAPITAL RESOURCES

Year ended December 31, 2019 vs. Year ended December 31, 2018

Our primary sources of liquidity are our cash and cash equivalents on hand and cash flows generated from our business operations.  Our ability to generate sufficient cash flow from operations or to access certain capital markets, including banks, is necessary to fund our operations and capital expenditures, repurchase shares, and meet obligations as they become due,

We believe that our existing balances of cash and cash equivalents and cash flows expected to be generated from our operations will be sufficient to satisfy our operating requirements for at least the next twelve months.  Our future capital requirements will depend on many factors, including our level of investment in technology, our rate of growth into new markets and capital used to repurchase shares of the Company’s common stock.  Our capital requirements may be affected by factors which we cannot control such as the residential real estate market, interest rates, and other monetary and fiscal policy changes to the manner in which we currently operate. In order to support and achieve our future growth plans, however, we may need or seek advantageously to obtain additional funding through equity or debt financing.

We currently do not hold any bank debt. If we are unable to raise additional capital when desired, our business, results of operations, and financial condition would likely suffer. At December 31, 2019, our cash and cash equivalents totaled $40.1 million.  Cash equivalents are comprised of financial instruments with an original maturity of 90 days or less from the date of purchase, primarily money market funds.  We hold no marketable securities.

Net Working Capital

Net working capital is calculated as the Company’s total current assets less its total current liabilities.  The following table presents our net working capital as of ended December 31, 2019 and 2018:

	December 31, 2019	December 31, 2018	Change
Current assets	$78,819,020	$42,326,727	$36,492,293
Current liabilities	(41,965,379)	(24,212,062)	(17,753,317)
Net working capital	$36,853,641	$18,114,665	$18,738,976

For the year ended December 31, 2019, net working capital increased $18.7 million, or 103%, compared to the comparable prior year period, primarily due to an increase in cash and cash equivalents of $19.5 million and commissions receivable of $8.6 million resulting from pending real estate transactions. In correlation to the number of pending real estate transactions, accrued expenses, which includes commissions payable and revenue share, increased $9.9 million.

Cash Flows

The following table presents our cash flows for the years ended December 31, 2019 and 2018:

	December 31,
	2019	2018	$ Change

Cash provided by operating activities	$55,186,432	$24,310,719	$30,875,713
Cash used in investment activities	(6,690,037)	(8,859,462)	2,169,425
Cash provided by (used in) financing activities	(24,568,707)	2,015,034	(26,583,741)

For the year ended December 31, 2019, cash provided by operating activities increased $30.9 million compared to the same period in 2018.  The change resulted primarily from the increased volume in our sales transactions, decrease in net losses, increase in customer deposits and participation by our agents and brokers in our Agent Equity Program and Agent Growth Incentive Program. See Note 12 – Stockholders’ Equity, of the Notes to the Consolidated Financial Statements, for further details related to this program.

For the year ended December 31, 2019, cash used in our investing activities decreased primarily due to lower cash used for business acquisitions of approximately $5.2 million compared to the prior year, partially offset by an increase of $2.9 million in capital expenditures. As we continue to develop and refine our cloud-based platforms and continue to accelerate our business in innovative ways, we expect to continue to use our existing cash resources on similar expenditures for the next twelve months.

For the year ended December 31, 2019, the increase in cash flows used in financing activities primarily related to the repurchase of common stock in the amount of $27.1 million offset by $2.3 million in proceeds from exercise of options.  See Note 12 – Stockholders’ Equity, of the Notes to the Condensed Consolidated Financial Statements, for further details related to our Share Repurchase Program.

Outlook

As we continue to scale our Company in the future and increase market share, we aspire to realize gross margins at or near low double digits, resulting in Adjusted EBITDA margins in the lower single digits. Though we have reported decreasing gross margins over the last few fiscal years we expect to continue developing and offering additional services to our agents and brokers in addition to existing programs in an effort to increase margins. See “Business Overview and Management’s Discussion and Analysis of Financial Condition and Results of Operations - Non-GAAP Financial Measures” for additional information and a reconciliation of net loss to Adjusted EBITDA.

These operating ambitions are not forecasts and do not reflect our expectations, but rather are aspirational targets for future performance that may never be realized. These statements involve risks, uncertainties, assumptions and other factors that are difficult to predict and that could cause actual results to vary materially from those expressed in them. Factors include, among others, (i) changes in demand for the Company’s services and changes in consumer behavior; (ii) macroeconomic conditions beyond our control; (iii) the Company’s ability to effectively maintain its infrastructure to support its operations and initiatives; (iv) the impact of governmental regulations related to the Company’s operations; and other factors, as described in the Company’s Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC on March 12, 2020 in Part II, Item 1A, “Risk Factors.”

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

The preparation of financial statements in accordance with U.S. GAAP requires us to make certain judgments and assumptions, based on information available at the time of our preparation of the financial statements, in determining accounting estimates used in the preparation of the statements. Our significant accounting policies are described in Note 2 – Summary of Significant Accounting Policies of the Consolidated Financial Statements.

Accounting estimates are considered critical if the estimate requires us to use judgments and/or make assumptions about matters that were uncertain at the time the accounting estimate was made and if different accounting estimates could have been used in the reporting period or changes in the accounting estimates are likely to occur that would have a material impact on our financial condition, results of operations or cash flows.

Stock-based Compensation

Our stock-based compensation is comprised of agent growth incentive programs, agent equity program, and stock option awards. Our stock-based compensation is more fully disclosed in Note 12 - Stockholders’ Equity, to our Consolidated Financial Statements. The Company accounts for stock-based compensation granted to employees and non-employees using a fair value method. Stock-based compensation awards are measured at the grant date fair value and is recognized over the requisite service period of the awards, usually the vesting period, on a straight-line basis, net of forfeitures. The Company reduces recorded stock-based compensation for forfeitures when they occur.

Recognition of compensation cost for an award with a performance condition is based on the probable outcome of that performance condition being met. The Company estimates the share-based liability based on estimated performance probabilities based on our most recent estimates on probable achievement of the performance measures established under the Agent Growth Incentive Program. These estimates calculated based on the agent’s historical performance for each award type.  Also, the requisite service period at the grant date of performance awards is estimated based on the probability of the period of time it will take an agent to meet the performance metric. The value of the stock award is amortized over this period and recognized as stock compensation expense starting on the grant date.

Revenue Recognition

The Company generates substantially all of its revenue from real estate brokerage services and generates a de minimis portion of its revenues from software subscription and professional services.

Real Estate Brokerage Services

The Company serves as a licensed broker in the areas in which it operates for the purpose of processing real estate transactions.  The Company is contractually obligated to provide services for the fulfillment of transfers of real estate between buyers and sellers.  The Company provides these services itself and controls the services necessary to legally represent the transfer of the real estate.  Correspondingly, the Company is defined as the Principal.  The Company, as principal, satisfies its obligation upon the closing of a real estate transaction.  As Principal, and upon satisfaction of our obligation, the Company recognizes revenue in the gross amount of consideration to which we expect to be entitled to.

Revenue is derived from assisting home buyers and sellers in listing, marketing, selling and finding real estate.  Commissions earned on real estate transactions are recognized at the completion of a real estate transaction once we have satisfied our performance obligation. Agent related fees are currently recorded as a reduction to commissions and other agent related costs.

At each reporting period, we estimate revenue for closed transactions for which we have not yet received the closing documents due to timing of when a transaction settles. Additionally, provisions for anticipated differences between consideration due and amounts expected to be received are estimated and recorded, in most instances, as a reduction to revenue.

Software Subscription and Professional Services

The Company earns a de minimis amount of subscription revenue that is derived from fees from our customers to access the Company’s virtual reality software platform.  The terms of our subscriptions do not provide customers the right to take possession of the software.  Subscription revenue is generally recognized ratably over the contract term.

Professional services revenue is derived from implementation and consulting services.  Professional services revenue is typically recognized over time as the services are rendered, using an efforts-expended (labor hours) input method.

Software subscription and professional services revenue accounts for less than 1% of all revenue for the year ended December 31, 2019.

Accounts Receivable and Allowance for Doubtful Accounts

The majority of the Company’s accounts receivable is derived primarily from non-commission based fees. These accounts receivable are typically unsecured. The allowance for doubtful accounts is our estimate based identified potentially uncollectible amounts and consideration of historical experience of losses incurred. We periodically perform detailed reviews to assess the adequacy of the allowance. We exercise significant judgment in estimating the timing, frequency and severity of losses.

The Company typically does not experience material uncollectible accounts. However, future experience could materially differ from historical results and could have an adverse impact to the Company’s results of operations, financial condition, and cash flows.

Goodwill

We review goodwill for impairment on an annual basis in the fiscal fourth quarter or on an interim basis if an event occurs or circumstances change that would more likely than not indicate that the fair value of the goodwill is below its carrying value. An impairment loss for goodwill would be recognized based on the difference between the carrying value and its estimated fair value, which would be determined based on either discounted future cash flows or another appropriate fair value method. The evaluation of goodwill for impairment requires management to use significant judgments and estimates in accordance with U.S. GAAP, including, but not limited to, economic, industry, and company-specific qualitative factors, projected future net sales, operating results, and cash flows. Although we currently believe the estimates used in the evaluation of goodwill are reasonable, differences between actual and expected net sales, operating results, and cash flows and/or changes in the discount rates used could cause these assets to be deemed impaired. If this were to occur, we would be required to record a non-cash charge to earnings for the write-down in the value of the goodwill, which could have a material adverse effect on our results of operations and financial position but not our cash flows from operations.

During the fourth quarter of 2019, we utilized a qualitative assessment of the fair value of goodwill. To perform this assessment, we identified and analyzed macroeconomic conditions, industry and market conditions, and company-specific factors. Taking into consideration these factors, we estimated the potential change in the fair value of goodwill compared with our most recent quantitative impairment test. As a result of the analysis performed, management believes the estimated fair value of the reporting unit continues to exceed its carrying value by a substantial margin and does not represent a more likely than not possibility of potential impairment. The goodwill analysis did not result in an impairment charge.

Income Taxes

We recognize deferred tax assets and liabilities based on the differences between the financial statement carrying amounts and the tax bases of assets and liabilities. A valuation allowance against deferred tax assets would be established if, based on the weight of available evidence, it is more likely than not (a likelihood of more than 50%) that some or all of the deferred tax assets are not expected to be realized.  Our assumptions, judgments, and estimates relative to the value of our deferred tax assets take into account predictions of the amount and category of future taxable income.

Since inception, we have incurred operating losses, and accordingly, we have generally not recorded a provision for income taxes. We generally do not expect any significant changes in the amount of our income tax provision until we are no longer incurring operating losses.

Litigation

We recognize expense for legal claims when payments associated with the claims become probable and can be reasonably estimated. Due to the difficulty in estimating costs of resolving legal claims, actual costs could have a material adverse impact on our results of operations and cash flow, if we were to become a party to a material legal action.

CONTRACTUAL OBLIGATIONS AND COMMITMENTS

As a “smaller reporting company”, we are not required to provide the information required by this Item.

OFF-BALANCE SHEET ARRANGEMENTS

We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, results of operations, liquidity, capital expenditures or capital resources that are material to our stockholders.

NON-U.S. GAAP FINANCIAL MEASURES

To supplement our condensed consolidated financial statements, which are prepared and presented in accordance with U.S. GAAP, we use Adjusted EBITDA, a non-U.S. GAAP financial measure, to understand and evaluate our core operating performance. This non-GAAP financial measure, which may be different than similarly titled measures used by other companies, is presented to enhance investors’ overall understanding of our financial performance and should not be considered a substitute for, or superior to, the financial information prepared and presented in accordance with U.S.GAAP.

We define the non-U.S. GAAP financial measure of Adjusted EBITDA to mean net income (loss), excluding other income (expense), income tax benefit (expense), depreciation and amortization; stock-based compensation expense, and stock option expense.

We believe that Adjusted EBITDA provides useful information about our financial performance, enhances the overall understanding of our past performance and future prospects, and allows for greater transparency with respect to a key metric used by our management for financial and operational decision-making. We believe that Adjusted EBITDA helps identify underlying trends in our business that otherwise could be masked by the effect of the expenses that we exclude in Adjusted EBITDA. In particular, we believe the exclusion of stock and stock option expenses, provides a useful supplemental measure in evaluating the performance of our underlying operations and provides better transparency into our results of operations.

We are presenting the non-U.S. GAAP measure of Adjusted EBITDA to assist investors in seeing our financial performance through the eyes of management, and because we believe this measure provides an additional tool for investors to use in comparing our core financial performance over multiple periods with other companies in our industry.

Adjusted EBITDA should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with U.S. GAAP. There are a number of limitations related to the use of Adjusted EBITDA compared to Net Income (Loss), the closest comparable U.S. GAAP measure. Some of these limitations are that:

•

Adjusted EBITDA excludes stock-based compensation expense related to the Agent Growth Incentive Program and stock option expense, which have been, and will continue to be for the foreseeable future, significant recurring expenses in our business and an important part of our compensation strategy; and;

•

Adjusted EBITDA excludes certain recurring, non-cash charges such as depreciation of fixed assets and amortization of intangible assets and, although these are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future.

The following tables present a reconciliation of Adjusted EBITDA to net loss, the most comparable U.S. GAAP financial measure, for each of the periods presented:

	Year Ended December 31,
	2019	2018
Net loss	$(9,556,620)	$(22,430,356)
Other (income) / expense	281,555	(31,959)
Taxes	496,981	77,800
Depreciation & Amortization	2,383,743	893,988
Stock compensation expense	13,958,951	19,053,478
Stock option expense	5,085,497	4,846,906
Adjusted EBITDA	$12,650,107	$2,409,857

The primary impact on Adjusted EBITDA is stock compensation expense. Stock compensation expense decreased $5.1 million and increased $8.1 million for the years ended December 31, 2019 and December 31, 2018, respectively. Stock compensation expense is affected by awards granted and/or awards forfeited throughout the year. Awards granted, issued and forfeited are more fully disclosed in Note 12, Stockholders’ Equity, of the Consolidated Financial Statements.

MARKET FOR REGISTRANT’S COMMON EQUITY, RELATED STOCKHOLDER MATTERS AND ISSUER PURCHASES OF EQUITY SECURITIES

Market Information

Our common stock is quoted on the NASDAQ Global Market operated by NASDAQ, Inc. under the trading symbol “EXPI”. As of February 20, 2020, there are 65,619,860 issued and outstanding shares of our common stock held by a total of approximately 17,900 stockholders of record.

Trading in our common stock quoted on the NASDAQ Global Market is often thin and is characterized by wide fluctuations in trading prices due to many factors, some of which may have little to do with our company’s operations or business prospects. We cannot assure you that there will be a market for our common stock in the future.

Purchases of Equity Securities by the Issuer and Affiliated Purchasers

The following table provides information about repurchases of our common stock through the quarter ended December 31, 2019:

	(a)	(b)	(c)	(d)
Period	Total number of shares purchased	Average price paid per share	Total number of shares purchased as part of publicly announced plans or programs (1)	Approximate dollar value of shares that may yet be purchased under the plans or programs
10/1/19-10/31/19	384,423	8.52	384,423	4,013,293
11/1/19-11/30/19	289,163	9.84	289,163	1,159,526
12/1/19-12/31/19	284,106	11.56	284,106	47,867,875
Total	957,692	$9.97	957,692

(1)

On December 27, 2018 the Company announced that our board of directors approved a stock repurchase program authorizing us to purchase up to $25 million of our common stock.  The repurchase program began on January 2, 2019. On November 26, 2019, the Company announced the approval to increase the authorization limits of the Company’s stock repurchase program by its Board of Directors (the “Board”). The Board agreed to extend the stock repurchase program through the fourth quarter of 2020 and increase the authorization for the stock repurchase program from $25 million to $75 million of the Company’s common stock. The stock repurchase program is more fully disclosed in Note 12, Stockholders’ Equity, to our Consolidated Financial Statements.  As of December 31, 2019, we repurchased an aggregate of 2,743,637 shares of our common stock in the open market pursuant to our share repurchase program.

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

REPORT OF INDEPENDENT REGISTERD PUBLIC ACCOUNTING FIRM

To the Stockholders and the Board of Directors of eXp World Holdings, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of eXp World Holdings, Inc. and subsidiaries (the "Company") as of December 31, 2019, the related consolidated statements of operations, comprehensive loss, equity, and cash flows for the year then ended, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company's internal control over financial reporting as of December 31, 2019, based on criteria established in Internal Control — Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 12, 2020, expressed an adverse opinion on the Company's internal control over financial reporting because of material weaknesses.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audit. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Deloitte & Touche LLP

San Francisco, California

March 12, 2020

We have served as the Company's auditor since 2019.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Shareholders and Board of Directors

eXp World Holdings, Inc.

Bellingham, Washington

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheet of eXp World Holdings, Inc. (the “Company”) and subsidiaries as of December 31, 2018, the related consolidated statements of operations and comprehensive income (loss), equity, and cash flows for the year then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company and subsidiaries at December 31, 2018, and the results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.

Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ BDO USA, LLP

We served as the Company’s auditor from 2017 to 2019.

Salt Lake City, Utah

March 18, 2019

EXP WORLD HOLDINGS, INC.
CONSOLIDATED BALANCE SHEETS

	As of December 31,
	2019	2018
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$40,087,372	$20,538,057
Restricted cash	6,987,076	2,502,591
Accounts receivable, net of allowance of $137,430 and $484,441, respectively	28,195,798	17,428,091
Prepaids and other assets	3,548,774	1,857,988
TOTAL CURRENT ASSETS	78,819,020	42,326,727
Property, plant and equipment, net	5,428,152	2,739,525
Operating lease right-of-use assets	1,264,215	—
Other noncurrent assets	15,756	—
Intangible assets, net	2,677,129	2,531,669
Goodwill	8,248,107	8,248,107
TOTAL ASSETS	$96,452,379	$55,846,028

LIABILITIES AND EQUITY
CURRENT LIABILITIES
Accounts payable	$2,592,894	$1,758,377
Customer deposits	6,987,076	2,502,591
Accrued expenses	31,034,315	18,976,435
Current portion of long-term payable	916,240	974,659
Current portion of lease obligation - operating lease	434,854	—
TOTAL CURRENT LIABILITIES	41,965,379	24,212,062

Long-term payable, net of current portion	1,529,506	1,654,337
Long-term lease obligation - operating lease	829,615	—
TOTAL LIABILITIES	44,324,500	25,866,399

Commitments and Contingencies (Note 15)

EQUITY
Common Stock, $0.00001 par value 220,000,000 shares authorized; 66,199,308 issued and 65,273,944 outstanding at December 31, 2019, 60,609,102 issued and 60,609,102 outstanding at December 31, 2018	662	606
Additional paid-in capital	130,682,916	90,755,616
Treasury stock, at cost: 925,364 shares held at December 31, 2019	(8,623,212)	—
Accumulated deficit	(70,292,980)	(60,765,266)
Accumulated other comprehensive income (loss)	199,899	(11,327)
Total eXp World Holdings, Inc., stockholders' equity	51,967,285	29,979,629
Equity attributable to noncontrolling interest	160,594	—

TOTAL EQUITY	52,127,879	29,979,629
TOTAL LIABILITIES AND EQUITY	$96,452,379	$55,846,028

The accompanying notes are an integral part of these consolidated financial statements.

EXP WORLD HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended
	December 31,
	2019	2018
Revenues	$979,937,241	$500,147,681

Expenses
Commissions and other agent-related costs	895,881,750	459,715,836
General and administrative	89,035,059	59,854,742
Sales and marketing	3,798,516	2,961,618
Total expenses	988,715,325	522,532,196

Operating loss	(8,778,084)	(22,384,515)

Other (income) expense
Other (income) expense, net	247,311	(31,959)
Equity in (earnings) losses of unconsolidated affiliates	34,244	—
Total other (income) expense, net	281,555	(31,959)

Loss before income tax expense	(9,059,639)	(22,352,556)

Income tax expense	496,981	77,800
Net loss	$(9,556,620)	$(22,430,356)

Net loss attributable to noncontrolling interest	28,906	—

Net loss attributable to eXp World Holdings, Inc.	$(9,527,714)	$(22,430,356)
Net loss per share
Basic	$(0.15)	$(0.39)
Diluted	$(0.15)	$(0.39)

Weighted average shares outstanding
Basic	62,585,555	57,689,920
Diluted	62,585,555	57,689,920

The accompanying notes are an integral part of these consolidated financial statements.

EXP WORLD HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS)

	Year Ended
	December 31,
	2019	2018
Net loss	$(9,556,620)	$(22,430,356)
Less: Net loss attributable to noncontrolling interests	28,906	—
Consolidated net loss attributable to eXp World Holdings Inc.	$(9,527,714)	$(22,430,356)
Other comprehensive loss:
Foreign currency translation gain (loss), net of tax	211,226	(19,781)
Comprehensive loss attributable to eXp World Holdings Inc.	$(9,316,488)	$(22,450,137)

The accompanying notes are an integral part of these consolidated financial statements.

EXP WORLD HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF EQUITY

							Accumulated		Total
	Common Stock		Treasury Stock		Additional	Accumulated	Other Comprehensive	Noncontrolling	Stockholders'
	Shares	Amount	Shares	Amount	Paid-In Capital	Deficit	Income (Loss)	Interest	Equity

Balance, December 31, 2017	54,962,535	$ 550	-	$ -	$ 36,848,041	$ (32,596,374)	$ 8,454	$ -	$ 4,260,671
Cumulative effect adjustment of the adoption of Accounting Standards Update 2018-07	-		-	-	5,738,536	(5,738,536)	-	-	-
Shares issued for acquisition	97,371	1	-	-	999,999	-	-	-	1,000,000
Exercise of options	2,594,050	25	-	-	2,015,009	-	-	-	2,015,034
Stock compensation expense	1,270,545	13	-	-	19,053,465	-	-	-	19,053,478
Stock option expense	-	-	-	-	4,846,906	-	-	-	4,846,906
Agent equity stock compensation expense	1,684,601	17	-	-	21,253,660	-	-	-	21,253,677
Foreign currency translation loss	-	-	-	-	-	-	(19,781)	-	(19,781)
Net loss	-	-	-	-	-	(22,430,356)	-	-	(22,430,356)
Balance, December 31, 2018	60,609,102	$ 606	-	$ -	$ 90,755,616	$ (60,765,266)	$ (11,327)	$ -	$ 29,979,629

Exercise of options	2,261,122	23	-	-	2,297,906	-	-	-	2,297,929
Stock compensation expense	1,345,754	13	-	-	13,208,990	-	-	-	13,209,003
Stock option expense	-	-	-	-	5,085,497	-	-	-	5,085,497
Agent equity stock compensation expense	3,801,603	38	-	-	37,767,813	-	-	-	37,767,851
Foreign currency translation gain	-	-	-	-	-	-	211,226	-	211,226
Repurchase of common stock	-	-	2,743,637	(27,056,136)	-	-	-	-	(27,056,136)
Retirement of treasury stock	(1,818,273)	(18)	(1,818,273)	18,432,924	(18,432,906)	-	-	-	-
Noncontrolling interest	-	-	-	-	-		-	189,500	189,500
Net loss	-	-	-	-	-	(9,527,714)	-	(28,906)	(9,556,620)
Balance, December 31, 2019	66,199,308	$ 662	925,364	$ (8,623,212)	$ 130,682,916	$ (70,292,980)	$ 199,899	$ 160,594	$ 52,127,879

The accompanying notes are an integral part of these consolidated financial statements.

EXP WORLD HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended
	December 31,
	2019	2018
OPERATING ACTIVITIES
Net loss	$(9,556,620)	$(22,430,356)
Reconciliation of net loss to net cash provided by operating activities:
Depreciation expense	2,057,242	869,657
Amortization expense - intangible assets	326,501	24,331
Amortization expense - long-term payable	139,723	21,196
Equity in loss of unconsolidated affiliates	34,244	—
Stock compensation expense	13,958,951	19,053,478
Stock option expense	5,085,497	4,846,906
Agent equity stock compensation expense	37,767,851	21,253,677

Changes in operating assets and liabilities:
Accounts receivable	(10,762,804)	(10,520,725)
Prepaids and other assets	(1,696,075)	(1,179,040)
Customer deposits	4,420,577	1,597,017
Accounts payable	1,412,829	608,935
Accrued expenses	11,301,702	10,165,643
Other operating activities	254	—
Long term payable	696,560
NET CASH PROVIDED BY OPERATING ACTIVITIES	55,186,432	24,310,719

INVESTING ACTIVITIES
Purchases of property, plant and equipment	(5,000,037)	(2,134,462)
Acquisition of businesses, net of cash acquired	(1,500,000)	(6,725,000)
Intangible assets acquired	(140,000)	—
Other investing activities	(50,000)	—
NET CASH USED IN INVESTING ACTIVITIES	(6,690,037)	(8,859,462)

FINANCING ACTIVITIES
Repurchase of common stock	(27,056,136)	—
Proceeds from exercise of options	2,297,929	2,015,034
Transactions with noncontrolling interests	189,500	—

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	(24,568,707)	2,015,034

Effect of changes in exchange rates on cash, cash equivalents and restricted cash	106,112	(20,870)

Net change in cash, cash equivalents and restricted cash	24,033,800	17,445,421

Cash, cash equivalents and restricted cash, beginning of year	23,040,648	5,595,227
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, END OF YEAR	$47,074,448	$23,040,648

SUPPLEMENTAL DISCLOSURE OF CASH FLOWS INFORMATION:
Cash paid for income taxes	$129,725	$72,682

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Retirement of treasury stock	$18,432,924	$—
Lease liabilities arising from obtaining right-of-use assets	$1,524,242	$—
Intangible assets in accounts payable	$70,000	$—
Common stock issued for business acquisition	$—	$1,000,000
Liabilities incurred associated with business acquisition	$—	$4,107,800
Fixed asset purchases in accounts payable	$93,463	$86,946

The accompanying notes are an integral part of these consolidated financial statements.

eXp World Holdings, Inc.
Notes to the Consolidated Financial Statements
December 31, 2019
(Expressed in U.S. dollars, except share and per share amounts unless otherwise noted)

1.      DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

eXp World Holdings, Inc. (collectively with its subsidiaries, the “Company” or “eXp”) was incorporated in the State of Delaware on July 30, 2008. Through various operating subsidiaries, the Company primarily operates a cloud-based real estate brokerage operating throughout the United States, and most of the Canadian provinces. In the fourth quarter of 2019, the Company began operations in the United Kingdom (U.K.) and Australia.  The Company focuses on a number of cloud-based technologies in order to grow an international brokerage without the burden of physical bricks and mortar or redundant staffing costs.

The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles and are expressed in U.S. dollars. The Company’s fiscal year end is December 31.

2.     SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES

Principles of Consolidation

The accompanying audited consolidated financial statements include the accounts of eXp World Holdings, Inc., its subsidiaries and those entities where we have greater than 50% ownership or where we exercise control over the operations. We use the equity method of accounting for entities in which we have a 50% or less investment and exercise significant influence. Entities in which we have less than a 20% investment and where we do not exercise significant influence are accounted for under the cost method. Intercompany transactions and balances are eliminated upon consolidation. See Note 5 – Variable Interest Entities.

Noncontrolling Interest

We have determined that one of our consolidated subsidiaries is a variable interest entity (“VIE”) and we have determined we are the primary beneficiary because we have a controlling financial interest, which includes both the power to direct the activities that most significantly impact the VIE and a variable interest that potentially could be significant to the VIE.  The noncontrolling interest balance is adjusted each period to reflect the allocation of net income (loss) and other comprehensive income (loss) attributable to the noncontrolling interest, as shown in our Consolidated Statements of Operations and our Consolidated Statements of Comprehensive Income (Loss),  The noncontrolling interest balance in our Consolidated Balance Sheets represents the proportional share of the equity of the joint venture entities which is attributable to the minority shareholders.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company regularly evaluates estimates and assumptions related to allowance for doubtful accounts, legal contingencies, income taxes, revenue recognition, stock-based compensation, goodwill, and deferred income tax asset valuation allowances. The Company bases its estimates and assumptions on current facts, historical experience and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. The actual results experienced by the Company may differ materially and adversely from the Company’s estimates. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected.

Reclassifications

The Company has reclassified certain amounts in prior-period financial statements to conform to the current period’s presentation, specifically professional fees that were previously disclosed as its own line item that are now included in general and administrative expenses, depreciation and amortization that were previously disclosed as one line item that are now disclosed separately in the Company’s Consolidated Statements of Cash Flows, payroll tax liabilities have been reclassed from other accrued expenses to payroll payable and vacation benefit liabilities have been reclassed from vacation payable to payroll payable in Note 10 – Accrued Expenses to our Consolidated Financial Statements.

Joint ventures

The Company has investments in joint ventures.  A joint venture is a contractual arrangement whereby the Company and other parties undertake an economic activity through a jointly controlled entity. Joint control exists when strategic, financial and operating policy decisions relating to the activities require the unanimous consent of the parties sharing control. Joint ventures are accounted for using the equity method and are recognized initially at cost. The Company recognizes its share of income and expenses and equity movement in the venture in proportion to its percentage of ownership. See Note 4 – Investment in Joint Venture for additional information.

Cash and cash equivalents

The Company considers all highly liquid investments with maturity when purchased of three months or less to be cash equivalents. From time to time, the Company’s cash deposits exceed federally insured limits. The Company has not experienced any losses resulting from holding deposits in accounts in excess of federal insurance limits.

Restricted cash

Restricted cash totaled $6,987,076 and $2,502,591 at December 31, 2019 and December 31, 2018, respectively.

The following table provides a reconciliation of cash, cash equivalents, and restricted cash reported within the consolidated balance sheet that sum to the total of the same such amounts shown on the statement of cash flows.

	December 31, 2018	December 31, 2017
Cash and cash equivalents	$20,538,057	$4,672,034
Restricted cash	2,502,591	923,193
Total cash, cash equivalents, and restricted cash, beginning of period	$23,040,648	$5,595,227

	December 31, 2019	December 31, 2018
Cash and cash equivalents	$40,087,372	$20,538,057
Restricted cash	6,987,076	2,502,591
Total cash, cash equivalents, and restricted cash, end of year	$47,074,448	$23,040,648

Restricted cash consists of cash held in escrow by the Company’s brokers and agents on behalf of real estate buyers. The Company recognizes a corresponding customer deposit liability until the funds are released.  Once the cash transfers from escrow, the Company reduces the respective customers’ deposit liability.

Fair value measurements

The fair value of a financial instrument is the amount that could be received upon the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Financial assets are marked to bid prices and financial liabilities are marked to offer prices. Fair value measurements do not include transaction costs. The fair value hierarchy prioritizes the quality and reliability of the information used to determine fair values. Categorization within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. The fair value hierarchy is defined into the following three categories:

Input Level	Definitions
Level 1	Inputs are quoted market prices in active markets for identical assets or liabilities (these are observable market inputs).

Level 2

Inputs are inputs other than quoted prices included within Level 1 that are observable for the asset or liability (includes quoted market prices for similar assets or identical or similar assets in markets in which there are few transactions, prices that are not current or prices that vary substantially).

Level 3	Inputs are unobservable inputs that reflect the entity's own assumptions in pricing the asset or liability (used when little or no market data is available).

The Company holds funds in a money market account. The Company values its money market funds at fair value on a recurring basis.

Accounts receivable and allowance for doubtful accounts

The majority of the Company’s accounts receivable is derived from non-commission based technology fees. These accounts receivable are typically unsecured. The allowance for doubtful accounts is our estimate based on historical experience. The Company periodically performs detailed reviews to assess the adequacy of the allowance. The Company exercises significant judgment in estimating the timing, frequency and severity of losses.

The Company historically has not experienced material uncollectible accounts.  For the years ended December 31, 2019 and December 31, 2018, the allowance for uncollectible accounts is $137,430 and $484,441, respectively.

Foreign currency translation

The Company’s functional and reporting currency is the United States dollar and the functional currency of the Company’s foreign subsidiaries is the local currency of their country of domicile. Monetary assets and liabilities denominated in foreign currencies are translated using the exchange rate prevailing at the balance sheet date. Non-monetary assets and liabilities denominated in foreign currencies are translated at rates of exchange in effect at the date of the transaction. Average monthly rates are used to translate revenues and expenses. Gains and losses arising on translation or settlement of foreign currency denominated transactions or balances are included in the consolidated statements of operations in other (income) expense, net. The Company does not employ any derivative or hedging strategy to offset the impact of foreign currency fluctuations.

Fixed assets

Fixed assets are stated at historical cost and are depreciated on the straight-line method over the estimated useful lives. Useful lives are:

Computer hardware and software:3 to 5 years

Furniture, fixtures and equipment:5 to 7 years

Maintenance and repairs are expensed as incurred. Expenditures that substantially increase an asset’s useful life or improve an asset’s functionality are capitalized.

The Company capitalizes the costs associated with developing its internal-use cloud-based residential real-estate transaction system. Capitalized costs are primarily related to costs incurred in relation to internally created software during the application development stage including costs for upgrades and enhancements that result in additional functionality.

Goodwill

Goodwill represents the excess of the consideration paid over the estimated fair value of assets acquired and liabilities assumed in a business combination.  The Company evaluates goodwill for impairment annually in the fourth quarter.  Generally, this evaluation begins with a qualitative assessment to determine if the fair value of the reporting unit is more likely than not less than its carrying value.  The test for impairment requires management to make judgments relating to future cash flows, growth rates and economic and market conditions.  In addition to the annual impairment evaluation, the Company evaluates at least quarterly whether events or circumstances have occurred in the period subsequent to the annual impairment testing which indicate that it is more likely than not an impairment loss has occurred.

The Company did not recognize impairment for the years ended December 31, 2019 and 2018.

Intangible assets

The Company’s intangible assets are finite lived and consist primarily of trade name, technology and customer relationships. Each intangible asset is amortized on a straight-line basis over its useful life, ranging from three to 10 years.  The Company evaluates its intangible assets for recoverability and potential impairment, or as events or changes in circumstances indicate the carrying value may be impaired.

The Company did not recognize impairment for the years ended December 31, 2019 and 2018.

Software development costs

The Company capitalizes software development costs related to products to be sold, leased, or marketed to external users, and internal-use software.

Business combinations

The Company accounts for business combinations using the acquisition method of accounting, under which the consideration for the acquisition is allocated to the assets acquired and liabilities assumed.  The Company recognizes identifiable assets acquired and liabilities assumed at the acquisition date fair values as determined by management as of the acquisition date.  Fair value determinations require considerable judgment and are sensitive to changes in underlying assumptions, estimates and market factors. Estimating the fair value of individual reporting units requires us to make assumptions and estimates regarding significant changes or planned changes in the use of the assets, as well as industry and economic conditions. These assumptions and estimates include projected revenues and income growth rates, terminal growth rates, competitive and consumer trends, market-based discount rates, and other market factors. If current expectations of future growth rates are not met or market factors outside of our control change significantly, then our goodwill or intangible assets may become impaired. Additionally, as goodwill and intangible assets associated with recently acquired businesses are recorded on the balance sheet at their estimated acquisition date fair values, those amounts are more susceptible to impairment risk if business operating results or macroeconomic conditions deteriorate.

Acquisition-related costs, such as due diligence, legal and accounting fees, are expensed as incurred and not considered in determining the fair value of the acquired assets.

Impairment of long-lived assets

The Company periodically evaluates the carrying value of long-lived assets to be held and used when events and circumstances warrant such a review. The carrying value of a long-lived asset is considered impaired when the anticipated undiscounted cash flow from such asset is less than its carrying value. When assets are considered impaired, a loss is recognized based on the amount by which the carrying value exceeds the fair value of the long-lived asset. Fair value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved.

Stock based compensation

Our stock-based compensation is comprised of agent growth incentive programs, agent equity program, and stock option awards. Our stock-based compensation is more fully disclosed in Note 12 - Stockholders’ Equity. The Company accounts for stock-based compensation granted to employees and non-employees using a fair value method. Stock-based compensation awards are measured at the grant date fair value and is recognized over the requisite service period of the awards, usually the vesting period, on a straight-line basis, net of forfeitures.  The Company reduces recorded stock-based compensation for forfeitures when they occur.

Recognition of compensation cost for an award with a performance condition is based on the probable outcome of that performance condition being met.

Revenue recognition

The Company generates substantially all of its revenue from real estate brokerage services and generates a de minimis portion of its revenues from software subscription and professional services.

Real Estate Brokerage Services

The Company serves as a licensed broker in the areas in which it operates for the purpose of processing residential real estate transactions.  The Company is contractually obligated to provide services for the fulfillment of transfers of residential real estate between buyers and sellers.  The Company provides these services itself and controls the services necessary to legally transfer the residential real estate.  Correspondingly, the Company is defined as the principal.  The Company, as principal, satisfies its obligation upon the closing of a residential real estate transaction.  As principal, and upon satisfaction of our obligation, the Company recognizes revenue in the gross amount of consideration to which the Company expects to be entitled.

Revenue is derived from assisting home buyers and sellers in listing, marketing, selling and finding residential real estate.  Commissions earned on real estate transactions are recognized at the completion of a residential real estate transaction once we have satisfied the performance obligation. Agent related fees are currently recorded as a reduction to commissions and other agent related costs.

Software Subscription and Professional Services

Subscription revenue is derived from fees from our customers to access the Company’s virtual reality software platform.  The terms of our subscriptions do not provide customers the right to take possession of the software.  Subscription revenue is generally recognized ratably over the contract term.

Professional services revenue is derived from implementation and consulting services.  Professional services revenue is typically recognized over time as the services are rendered, using an efforts-expended (labor hours) input method.

Software subscription and professional services revenue accounts for less than 1% of all revenue for the year ended December 31, 2019.

The Company does not currently collect sales and use taxes on fees from agents and brokers and assumes responsibility to pay these costs to the appropriate taxing authorities.

Disaggregated revenue

The Company primarily operates as a real estate brokerage firm. The vast majority of our revenue is derived from providing a single service (real estate brokerage services) to purchasers and sellers of homes in the U.S. See Note 16 – Segment Information for details regarding segment and geographic information.

Management believes that no disaggregation of revenue from services to customers currently exists that would provide additional insight into the future recognition of revenue and cash flows.

Advertising and marketing costs

Advertising and marketing costs are generally expensed in the period incurred. Advertising and marketing expenses are included in the sales and marketing expense line item on the accompanying consolidated statements of operations. For the years ended December 31, 2019 and 2018, the Company incurred advertising and marketing expenses of $3,798,516 and $2,403,941, respectively.

Income taxes

Deferred tax assets and liabilities arise from the differences between the tax basis of an asset or liability and its reported amount in the financial statements as well as from net operating loss and tax credit carry forwards. The measurement of current and deferred tax assets and liabilities is based on provisions of enacted tax laws; the effects of future changes in tax laws or rates are not anticipated. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense or benefit is the tax payable or refundable, respectively, for the period adjusted for the change during the period in deferred tax assets and liabilities. For U.S. income tax returns, the open taxation years subject to examination range from 2011 to 2019.

Comprehensive loss

The Company’s only component of comprehensive loss are net losses and foreign currency translation adjustments.

Net loss per share

Basic net loss per share is computed by dividing the net loss for the period by the weighted average number of shares of common stock outstanding during the period. Diluted loss per share is computed by dividing net loss for the period by the weighted average number of shares of common stock outstanding plus, if dilutive, potential common shares outstanding during the period.  The Company does not pay dividends or have participating shares outstanding.

Recently Adopted Accounting Principles

Leases

In February 2016, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2016-02, Leases (Topic 842). ASU 2016-02 is intended to improve the financial reporting of leasing transactions by requiring organizations that lease assets to recognize assets and liabilities for the rights and obligations created by leases that extend more than twelve months on the balance sheet. This accounting update also requires additional disclosures surrounding the amount, timing, and uncertainty of cash flows arising from leases. In July 2018, the FASB issued ASU 2018-11 – Leases (Topic 842) – Targeted Improvements.  The amendments in ASU 2018-11 provide entities with an additional (and optional) transition method to adopt the new leases standard. Under this new transition method, an entity initially applies the new leases standard at the adoption date and recognizes a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption. Consequently, an entity’s reporting for the comparative periods presented in the financial statements in which it adopts the new leases standard will continue to be in accordance with U.S. GAAP (Topic 840, Leases). An entity that elects this additional (and optional) transition method must provide the required Topic 840 disclosures for all periods that continue to be in accordance with Topic 840. The amendments do not change the existing disclosure requirements in Topic 840 (for example, they do not create interim disclosure requirements that entities previously were not required to provide).

The Company adopted ASU 2016-02 effective January 1, 2019 using the modified retrospective approach and elected the practical expedient to use the effective date of adoption as the application date for the leases whereby the prior periods were not restated.  There was no net cumulative effect adjustment to retained earnings as of January 1, 2019 as a result of this adoption. This standard did not have a material impact on the Company’s balance sheets or cash flows from operations and did not have a significant impact on the Company’s operating results. The most significant impact was the recognition of right-of-use (ROU) assets and lease obligations on the balance sheet upon adoption on January 1, 2019.

The Company elected to utilize the transition guidance accounting policy elections available including, not recording a ROU lease asset and lease obligation for short term leases, to not separate lease and non-lease components, and to apply a portfolio discount rate to all leases similar in nature and term.

With the adoption of ASU 2016-02, the Company determined if an arrangement is a lease at inception and performed a lease classification assessment. Based on this assessment, the Company concluded it only has operating leases. Leases are included in ROU lease assets, current portion of lease obligations, and long-term lease obligations on the Company’s balance sheet.  Certain arrangements previously considered leases under Topic 840 were determined to not be leases under Topic 842.  Lease expense for short-term leases that, at the commencement date have a lease term of 12 months or less, is recorded in the Company’s consolidated statements of operations as incurred.

ROU lease assets represent the Company’s right to use an underlying asset for the lease term and lease obligations represent the Company’s obligation to make lease payments arising from the lease.  ROU lease assets and obligations are recognized at the commencement date based on the present value of lease payments over the lease term. The Company has determined to not separate lease components from non-lease components in the lease payments for its office space leases, which are currently the only leases the Company has under Accounting Standards Codification (“ASC”) 842 – Leases (“ASC 842”). The rate implicit in the lease was not readily determinable in the lease arrangements and as such, the Company used its incremental borrowing rate based on the information available at the commencement date in determining the present value of lease payments. The Company calculated the rate utilizing rate information provided from our lenders based on a secured line of credit adjusted for the average lease term of three years.  The ROU lease asset also includes any lease payments made in advance and excludes lease incentives. The Company’s lease terms include options to extend the lease when it is reasonably certain that the Company will exercise its option. The Company evaluates renewal options quarterly for any changes in assumptions. Lease expense for operating lease payments is recognized on a straight-line basis over the lease term.  Refer to Note 14 - Leases for more information.

Intangibles

In January 2017, the FASB issued ASU 2017-04 – Intangibles – Goodwill and Other (Topic 350).  ASU 2017-04 eliminates Step 2 from the goodwill impairment test. Under ASU 2017-04, if a reporting unit’s carrying amount exceeds its fair value, the entity will record an impairment charge based on that difference. The impairment charge will be limited to the amount of goodwill allocated to that reporting unit. Previously, if the fair value of a reporting unit was lower than its carrying amount (Step 1), an entity was required to calculate any impairment charge by comparing the implied fair value of goodwill with its carrying amount (Step 2). Additionally, under ASU 2017-04, entities that have reporting units with zero or negative carrying amounts will no longer be required to perform the qualitative assessment to determine whether to perform Step 2 of the goodwill impairment test. As a result, reporting units with zero or negative carrying amounts will generally be expected to pass the simplified impairment test; however, additional disclosure will be required of those entities. This ASU is effective in fiscal years beginning after December 15, 2019. Early adoption on a prospective basis is permitted for annual and interim goodwill impairment testing dates after January 1, 2017. The Company early adopted ASU 2017-04 effective January 1, 2019.  There were no significant adjustments to our financials or our disclosures under the new guidance.

Recently Issued Accounting Pronouncements

In December 2019, the FASB issued ASU 2019-12 – Income Taxes (Topic 740).  ASU 2019-12 removes certain exceptions for investments, intraperiod allocations and interim calculations and adds guidance to reduce complexity in accounting for income taxes.  ASU 2019-12 is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020; early adoption is permitted.  The Company is still assessing the amendments of ASU 2019-12 and the impact the amendments will have on the Company’s consolidated financial statements and related disclosures.

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820) – Disclosure Framework – Changes to the Disclosure Requirements for Fair Value Measurement, which removes certain disclosure requirements related to the fair value hierarchy, such as removing the requirement to disclose the amount of and reasons for transfers between Level 1 and Level 2, modifies existing disclosure requirements related to measurement uncertainty and adds new disclosure requirements, such as disclosing the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurement. ASU 2018-13 is effective beginning January 1, 2020; early adoption is permitted. Certain changes are applied retrospectively to each period presented and others are to be applied either in the period of adoption or prospectively. The Company does not expect the amendments of ASU 2018-13 will have a significant impact on the Company’s consolidated financial statements and related disclosures.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments – Credit Losses (Topic 326).  ASU 2016-13 modifies the measurement of expected credit losses of certain financial instruments, requiring entities to estimate an expected lifetime credit loss on financial assets.  ASU 2016-13 is effective for fiscal years and interim periods within those years beginning after December 15, 2019.  The Company does not expect the amendments of ASU 2016-13 to have a significant impact on the Company’s consolidated financial statements and related disclosures.

3.     ACQUISITIONS

VirBELA

On November 29, 2018, (the “Acquisition Date”), the Company and its subsidiary, eXp World Technologies, LLC (“Purchaser) acquired substantially all the assets of VirBELA, LLC (VirBELA), a California limited liability company. VirBELA provides a cloud-based environment focused on educational and innovative learning technologies to enhance global education experiences that empower individuals, teams, and organizations for clients in various industries. Its model allows for a level of engagement and participation that can typically only be achieved with face-to-face instruction. Its proprietary immersive 3D campus, which supports blended learning and big data assessment, is highly customizable to meet the branding and educational needs of clients. VirBELA developed the Company’s current cloud campus called eXp World, which provides 24/7 access to collaborative tools, training and socialization for the Company’s real estate agents and employees. The acquisition of VirBELA’s core group of products and services will allow eXp Realty to continue to accelerate its business in a sustainable and innovative way, which is consistent with our vision to expand the product offering to agents, teams and others who could benefit from their own, always available environments for collaboration.

The Company acquired the assets of VirBELA for a total purchase price of $10,607,800, consisting of cash of $7,000,000 and future payments of $3,607,800, that can be settled at the Company’s discretion with cash or through the issuance of shares of the Company’s common stock. A cash payment of $6,500,000 was paid at closing and 97,371 shares of the Company’s restricted common stock having a value of $1,000,000 was issued at closing.  On the acquisition date, the Company held $500,000 in accounts payable to secure the seller’s performance of certain post close obligations. During the first quarter of 2019, the seller performed its post close obligations and the $500,000 was paid to the seller. The remaining obligation will be paid in either cash or in the Company’s common stock, at its discretion, having a value of $1,000,000 on each of the first, second and third anniversaries of the Acquisition Date. The fair value of future payment obligations was $2,607,800 as of the Acquisition Date and is remeasured at each reporting period since the Company could issue a variable number of shares of common stock based on a fixed monetary amount. The discount of $392,200 will be amortized over the reporting periods using the effective interest method during fiscal years 2019, 2020 and 2021. For the period ended December 31, 2019, the discount amortization was $139,723.  As of December 31, 2019, long-term payables, net of current portion and current portion of long-term payable was $832,946 and $916,240, respectively.

The following table shows the allocation of the purchase price of VirBELA to the acquired identifiable assets, and goodwill:

Accounts receivable	$4,273
Inventory	968
Fixed assets	23,452
Intangible assets	2,331,000
Goodwill	8,248,107
Total purchase price	$10,607,800

The Acquisition was accounted for using the acquisition method of accounting under which the Company allocated the total purchase price to the tangible and identifiable intangible assets acquired based on their estimated fair values as of the acquisition date, as determined by management. The excess of the purchase price over the aggregate fair values of the identifiable assets was recorded as goodwill. Goodwill generated from the Acquisition was primarily attributable to an assembled workforce and planned expansion of VirBELA into new markets.

The purchase price allocation to identifiable intangible assets acquired in the VirBELA acquisition was:

Tradename	$1,169,000
Existing Technology	297,000
Non-competition agreements	125,000
Customer contracts	740,000
Total intangible assets purchased	$2,331,000

The allocation of the fair value of the acquired business was based on valuations of the estimated net fair value of the assets acquired. For tax purposes, goodwill is amortized over 15 years and is tax deductible. The fair values of these net assets acquired are based on management’s estimates and assumptions, as well as other information compiled by management, including valuations that utilize customary valuation procedures and techniques.

4.     INVESTMENT IN JOINT VENTURE

During the quarter ended December 31, 2019, the Company, and its newly formed entity eXp Silverline Ventures, LLC entered into an agreement to purchase a 50% ownership interest in Silverline Title & Escrow, LLC (“Silverline”).  The remaining ownership interest is held by a third-party investment entity.

The purpose of the business of Silverline is to operate and manage a title agency that performs, among other functions, core title agent services (for which liabilities arises), including the evaluation of searches to determine the insurability of title, the clearance of underwriting objections, the actual issuance of polices on behalf of insurance companies, and, where customary, the issuance of title commitments and the conducting of title searchers.

The Company made an initial investment of $50,000 and the investment is accounted for under the equity method of accounting and reported as other noncurrent assets in the consolidated balance sheets.  As of December 31, 2019, the operations of Silverline are not material to the Company’s financial position or results of operations.

5.    VARIABLE INTEREST ENTITIES

First Cloud Investment Group, LLC (“First Cloud”), a Nevada limited liability company, holds investment and profit interests in IntroLend First Cloud, LLC “IntroLend First Cloud”), a Delaware limited liability company that provides mortgage origination for end-consumers.

During the quarter ended December 31, 2019, the Company made capital contributions in consideration for an ownership interest in First Cloud with the remaining ownership interest held by certain of our independent agents and brokers. First Cloud was organized for the purpose of managing IntroLend First Cloud, a wholly-owned indirect subsidiary of the Company. The Company will always retain at least 50% of the outstanding equity ownership units in First Cloud. During the start-up phase, eXp holds a greater than 50% interest in First Cloud. As eXp agents continue to invest in First Cloud, agents’ interests will increase until the interest for both eXp and agents equal 50%.

First Cloud is considered a VIE.

A company is deemed to be the primary beneficiary of a VIE and must consolidate the entity if the company has both (1) the power to direct the activities of a VIE that most significantly impact the VIE’s economic performance and (2) the obligation to absorb losses of the VIE that could potentially be significant to the VIE or the right to receive benefits from the VIE that could potentially be significant to the VIE.  The Company has concluded that the Company is the primary beneficiary since the Company has the power to direct the activities of the entity and has an economic interest that will absorb the losses and/or receive benefits that could be significant to the VIE.  Accordingly, the Company consolidates the assets and liabilities and operating results in the consolidated financial statements.  The Company recognizes noncontrolling interest in the consolidated balance sheets.  The income or loss allocations reflected on the consolidated statement of operations may create volatility in the reported results of operations, including net losses attributable to common stockholders.

The financial information of First Cloud, which is included in the Company’s consolidated balance sheet and the consolidated statement of operations for the period of ownership is presented below. As of December 31, 2019, the operations of First Cloud are not material to the Company’s financial position or results of operations.

As of
December 31, 2019
Assets
Cash	$424,407
Prepaid expenses	368
Security deposits	1,600
Total assets	$426,375

Liabilities & Equity
Membership interests payable	$45,500
Accounts payable	14,735
Total liabilities	$60,235

Equity	$
Members equity	474,500
Current year profit (loss)	(108,360)
Total equity	$366,140

Total liabilities & equity	$426,375

Year Ended December 31, 2019

Revenues	$21,600

Expenses	129,960

Net loss	$(108,360)

6.    FAIR VALUE MEASUREMENT

The following table summarizes the Company’s assets and liabilities measured at fair value on a recurring basis as of December 2019 and 2018:

	December 31, 2019

	Fair Value	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Money market funds	$18,280,779	$18,280,779	$—	$—
Total Assets	$18,280,779	$18,280,779	$—	$—

	December 31, 2018

	Fair Value	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Money market funds	$8,051,662	$8,051,662	$—	$—
Total Assets	$8,051,662	$8,051,662	$—	$—

There have been no transfers between Levels 1, Level 2 and Level 3 in the period presented. The Company did not have any Level 2 or Level 3 financial assets or liabilities in the period presented.

7.     PREPAIDS AND OTHER ASSETS

Prepaids and other assets consisted of the following:

	As of December 31,
	2019	2018
Prepaid expenses	$1,729,540	$1,070,064
Prepaid insurance	954,231	706,435
Rent deposits	73,485	51,113
Other assets	791,518	30,376
	$3,548,774	$1,857,988

8.     PROPERTY, PLANT AND EQUIPMENT, NET

Property, plant and equipment, net consisted of the following:

	As of December 31,
	2019	2018
Computer hardware and software	$8,431,195	$3,925,129
Furniture, fixture and equipment	20,480	5,910
Total depreciable property and equipment	8,451,675	3,931,039
Less: accumulated depreciation and amortization	(3,377,807)	(1,320,103)
Depreciable property, net	5,073,868	2,610,936
Assets under development	354,284	128,589
Property, plant and equipment, net	$5,428,152	$2,739,525

Depreciation expense for the years ended December 31, 2019 and 2018 was $2,057,242, and $869,657 respectively.

9.     GOODWILL AND INTANGIBLE ASSETS

Changes in the carrying amount of goodwill were:

	As of December 31,
	2019	2018
Goodwill	8,248,107	$—
Acquisitions/(Impairment)	—	8,248,107
Total goodwill	8,248,107	$8,248,107

Our goodwill was recorded in connection with the acquisition of VirBELA in November 2018 and represents fair value as of the acquisition date. The Company has a risk of future impairment to the extent that individual reporting unit performance does not meet projections. Additionally, if current assumptions and estimates, including projected revenues and income growth rates, terminal growth rates, competitive and consumer trends, market-based discount rates, and other market factors, are not met, or if valuation factors outside of our control change unfavorably, the estimated fair value of our goodwill could be adversely affected, leading to a potential impairment in the future. No events occurred that indicated it was more likely than not that our goodwill was impaired.

Definite-Lived intangible assets were as follows:

	As of December 31, 2019
	Gross	Accumulated	Net Carrying
	Amount	Amortization	Amount
Trade name	$1,169,000	$(126,642)	$1,042,358
Existing technology (1)	558,961	(98,884)	460,077
Non-competition agreements	125,000	(45,139)	79,861
Customer relationships	740,000	(80,167)	659,833
Software	225,000	—	225,000
Licensing agreement	210,000	—	210,000
Total	$3,027,961	$(350,832)	$2,677,129

	As of December 31, 2018
	Gross	Accumulated	Net Carrying
	Amount	Amortization	Amount
Trade name	$1,169,000	$(9,742)	$1,159,258
Existing technology	297,000	(4,950)	292,050
Non-competition agreements	125,000	(3,472)	121,528
Customer relationships	740,000	(6,167)	733,833
Software	225,000	—	225,000
Total	$2,556,000	$(24,331)	$2,531,669
(1)	Includes capitalized software development costs and acquired technologies from the VirBELA asset purchase.

Amortization expense for definite-lived intangible assets was $326,501 in 2019 and $24,331 in 2018.

As of December 31, 2019, expected amortization related to definite-lived intangible assets will be:

Expected amortization
2020	506,787
2021	740,072
2022	193,829
2023	297,850
2024 and thereafter	938,591
Total	$2,677,129

10.     ACCRUED EXPENSES

Accrued expenses consisted of the following:

	As of December 31,
	2019	2018
Commissions payable	$26,029,987	$16,368,811
Payroll payable (1)	1,200,788	2,012,712
Taxes payable	1,205,372	217,820
Stock liability awards	749,958	—
Other accrued expenses	1,848,210	377,092
	$31,034,315	$18,976,435

(1)

Certain amounts have been reclassed from prior year presentation in the accrued expenses table above.  Specifically, $204,295 of payroll tax liabilities have been reclassed from other accrued expenses to payroll payable and $690,587 of vacation benefit liabilities have been reclassed from vacation payable to payroll payable.

11.     DEBT

The Company cancelled its $1,000,000 line of credit in May 2019 that was scheduled to mature in August 2019, as the Company had not had any borrowings against the line of credit.

12.     STOCKHOLDERS’ EQUITY

As of December 31, 2019, the Company had 66,199,308 shares of common stock issued and 65,273,944 shares outstanding.  As of December 31, 2018, the Company had 60,609,102 shares of common stock issued and outstanding.

Our shareholder approved equity plans described below are administered under our 2013 Stock Option Plan and our 2015 Equity Incentive Plan. The purpose of the equity plans is to retain the services of valued employees, directors, officers, agents, and consultants and to incentivize such persons to make contributions to our company and motivate excellent performance.

Agent Equity Program

The Company provides agents and brokers the opportunity to elect to receive 5% of commissions earned from each completed residential real estate transaction in the form of common stock. If such an election is made, they are entitled to receive the equivalent number of shares of common stock, based on the fixed monetary value of the commission payable. The shares are issued at a 20% discount to market on the date of issuance. Prior to 2020, we recognized a 20% discount on these issuances as an additional cost of sales charge during the periods presented.  Beginning in January 2020, the Company amended the Agent Equity Plan and changed the discount on issued shares from 20% to 10% .

During the years ended December 31, 2019 and 2018, the Company issued 3,801,603 and 1,684,601 shares, respectively, of common stock to agents and brokers for total consideration of $37,767,851 and, $21,253,677, respectively for the settlement of commissions payable, inclusive of the 20% discount.

Agent Growth Incentive Program

The Company administers an equity incentive program whereby agents and brokers become eligible to receive awards of the Company’s common stock through agent attraction and performance benchmarks. The incentive program encourages greater performance and awards agents with common stock based on achievement of performance milestones.  Awards typically vest after performance benchmarks are reached and three years of subsequent service is provided to the Company.

In January 2019, the Company amended the Agent Growth Incentive Program. The amendment changed the share-based performance awards from a fixed-share amount to a fixed-dollar amount of shares based on the achievement of performance metrics. The performance metrics did not change under the amended program.  The recognition of the award depends on which performance metric is achieved and the number of shares granted is calculated based on the fixed dollar amount of the respective award and the stock price on the last day of the month in which the agent achieves the performance metric. Once it is probable an agent will reach the performance metric, the award is recognized as a liability.  Since the Company’s obligation on the grant date is based on a fixed monetary amount that will be settled with a variable number of shares upon achievement of the performance condition, ASC 480 – Distinguishing Liabilities from Equity requires these awards to be classified as liabilities until the number of shares to be issued becomes fixed. The awards become fixed once the performance metric is achieved. The share price on the last day of the month the performance metric is met is used to calculate the number of shares to be awarded. Upon achievement of the performance metric, the award is no longer considered a liability and is reclassified from a liability to equity.

For the year ended December 31, 2019, the Company’s stock compensation attributable to the Agent Growth Incentive Program was $13,299,784.  Of this amount, $900,535 is attributable to the liability classified Agent Growth Incentive Program awards. The entire stock compensation expense related to the Agent Growth Incentive Program is included in general and administrative expense in the consolidated statement of operations.

The following table illustrates changes in the Company’s stock compensation liability during the year ended December 31, 2019:

Stock Compensation Liability Activity	Amount
Balance, December 31, 2018	$-
Estimated stock awards	900,535
Stock awards reclassified from liability to equity	(623,533)
Balance, December 31, 2019	$277,002

As of December 31, 2019, the Company had 1,866,483 unvested common stock awards and unrecognized compensation costs totaling $19,934,606 attributable to stock awards where the performance metric has been achieved and the number of shares awarded are fixed. The cost is expected to be recognized over a weighted average period of 1.69 years.

The following table illustrates the Company’s stock activity for the Agent Growth Incentive Program for stock awards where the performance metric has been achieved for the following periods:

		Weighted Average
		Grant Date
	Shares	Fair Value
Balance, December 31, 2017	3,059,065	$7.60
Granted	2,380,100	11.59
Vested and issued	(889,769)	12.16
Forfeited	(676,519)	4.05
Balance, December 31, 2018	3,872,877	$11.63
Granted	1,687,457	9.23
Vested and issued	(1,494,633)	11.21
Forfeited	(677,592)	3.39
Balance, December 31, 2019	3,388,109	$11.04

Stock Option Awards

The fair value of the options issued was calculated using a Black-Scholes-Merton option-pricing model with the following assumptions:

Assumptions:	Year Ended December 31, 2019
Expected term	5 - 6.25 years
Expected volatility	91.04% - 127.93%
Risk-free interest rate	1.48% - 2.70%
Dividend yield	- %

During the year ended December 31, 2019, the Company granted 776,746 stock options to employees with an estimated grant date fair value of $6,494,211.

The following table illustrates the Company’s stock option activity for the following periods:

				Weighted
				Average
		Weighted		Remaining
		Average		Contractual Term
	Options	Exercise Price	Intrinsic Value	(Years)
Balance, December 31, 2017	10,873,292	$1.50	$5.08	6.65
Granted	870,000	10.86	(3.78)	9.34
Exercised	(2,594,050)	0.78	11.90	—
Forfeited	(451,629)	3.03	9.59	—
Balance, December 31, 2018	8,697,613	$2.08	$5.00	6.07
Granted	776,746	9.44	0.64	9.52
Exercised	(2,261,122)	1.02	8.56	—
Forfeited	(437,881)	7.94	2.45	—
Balance, December 31, 2019	6,775,356	$2.90	$8.43	5.59
Exercisable at December 31, 2019	5,368,458	1.37	9.96	4.71
Vested at December 31, 2019	5,460,777	$1.48	$9.85	4.78

The grant date fair value of options to purchase common stock is recorded as stock-based compensation over the vesting period.  As of December 31, 2019, unrecognized compensation cost associated with options to purchase common stock was $10,655,374, that is expected to be recognized over a weighted-average period of approximately 2 years.

Stock Repurchase Plan

On December 27, 2018 the Company announced that our board of directors (“the Board”) approved a stock repurchase program authorizing us to purchase up to $25,000,000 of our common stock.  Purchases under the repurchase program may be made in the open market or through a 10b5-1 plan and are expected to comply with Rule 10b-18 under the Securities Exchange Act of 1934, as amended.   The timing and number of shares repurchased depends upon market conditions. The repurchase program does not require the Company to acquire a specific number of shares.  The cost of the shares that are repurchased is funded from available working capital.

The repurchase program began on January 2, 2019 and was set to expire on June 28, 2019. On June 12, 2019 the Company under authorization from the Board of Directors, amended the plan. The amended plan extended the repurchase program through December 31, 2019.  On November 26, 2019, the Company announced the approval to increase the authorization limits of the Company’s stock repurchase program by the Board. The Board agreed to extend the stock repurchase program through the fourth quarter of 2020 and increase the authorization for the stock repurchase program from $25 million to $75 million of the Company’s common stock.

For accounting purposes, common stock repurchased under the stock repurchase programs is recorded based upon the settlement date of the applicable trade. Such repurchased shares are held in treasury and are presented using the cost method. During the year ended December 31, 2019 the Company repurchased 2,743,637 shares of common stock at a total cost of $27,056,136. These shares are considered issued but not outstanding.

In December 2019, the Company’s Board of Directors approved the retirement of the Company’s common stock related to repurchases made during 2019. On December 31, 2019 the Company retired 1,818,273 of common stock available in treasury valued at $18,432,924.

13.     INCOME TAXES

The components of the provision for income tax expense are as follows:

	Year Ended December 31,
	2019	2018
Current:
Federal	$—	$—
State	319,978	77,494
Foreign	261,549	306
	581,527	77,800
Deferred
Federal	17,542	—
State	14,948	—
Foreign	(117,036)	—
	(84,546)	—
Total provision (benefit) for income taxes	$496,981	$77,800

The Company is subject to United States federal and state income taxes at an approximate rate of 24.58%. The reconciliation of the provision for income taxes at the United States federal statutory rate compared to the Company’s income tax expense as reported is as follows:

	Year Ended December 31,
	2019	2018
Statutory tax rate	21.00%	21.00%
State taxes	0.35%	4.02%
Permanent differences	(3.85)%	(0.57)%
Unrecognized tax benefit	(0.67)%	—%
Share-based compensation	11.51%	(10.46)%
Foreign tax rate differential	(1.68)%	(0.10)%
Valuation allowance	(140.59)%	(15.43)%
Prior year true up items	109.08%	—%
Other net	(0.65)%	1.19%
Total	(5.50)%	(0.35)%

Deferred tax assets consist of the following at:

	December 31,
	2019	2018
Deferred tax assets:
Net operating loss carryforward	$12,789,390	$6,186,379
Temporary differences	435,559	598,732
Lease liability	310,792	—
Share-based compensation	6,455,843	228,989
Total gross deferred tax assets	$19,991,584	$7,014,100
Deferred tax liabilities:
Property and equipment	(145,526)	(439,388)
Intangibles/Goodwill	(179,619)	—
Right of use lease asset	(310,730)	—
Valuation allowance	(19,271,163)	(6,574,712)
Net deferred tax assets	$84,546	$—

At December 31, 2019, the Company had federal and state net operating losses of approximately $48.1 million and $37.5 million, respectively, which could be subject to certain limitations under section 382 of the Internal Revenue Code. Out of the federal net operating loss, approximately $8.7 million will carry forward 20 years and can offset 100% of future taxable income; and $39.4 million carries forward indefinitely and can offset 80% of taxable income. Utilization of the net operating loss carryforwards are subject to various limitations due to the ownership change limitations provided by Internal Revenue Code (IRC) Section 382 and similar state provisions. As of December 31, 2019, the Company conducted an IRC Section 382 analysis with respect to its net operating loss carryforwards and determined there was an insignificant limitation.

The Company has provided a valuation allowance at December 31, 2019 and 2018 of $19,271,163 and $6,574,712, respectively, for its net deferred tax assets as it cannot conclude it is more likely than not all of the estimated net deferred tax assets will be realized. The valuation allowance increased by $12,696,451 and increased by $3,474,318 during the years ended December 31, 2019 and 2018, respectively.

Undistributed earnings of the Company’s foreign subsidiaries are considered to be indefinitely reinvested and accordingly, no provision for applicable income taxes has been provided thereon. Upon distribution of those earnings, the Company would be subject to withholding taxes payable to various foreign countries. As of December 31, 2019, the undistributed earnings of the Company’s foreign subsidiaries were immaterial.

As of December 31, 2019, the Company maintains liabilities for uncertain tax positions.  These liabilities involve considerable judgment and estimation and are continuously monitored by management based on the best information available, including changes in tax regulations, the outcome of relevant court cases, and other information.  A reconciliation of the beginning and ending amount of gross unrecognized benefits is as follows:

Year Ended December 31,
	2019	2018

Unrecognized tax benefits - beginning of year	$-	$-
Gross increase for tax positions of prior years	53,699	-
Gross decrease for federal tax rate change for tax positions of prior years	-	-
Gross increase for tax positions of current year	-	-
Settlements	-	-
Lapse of statute of limitations	-	-
Unrecognized tax benefits - end of year	-	-
	$53,699	$-

The unrecognized tax benefits relate primarily to state taxes. As of December 31, 2019, the total amount of unrecognized tax benefits that would affect the Company effective tax rate, if recognized, is $60,685.  The Company's policy is to recognize interest and penalties related to income tax matters in income tax expense. As of December 31, 2019, the Company accrued interest or penalties related to uncertain tax positions in the amount of $6,986.  The Company currently has no federal or state tax examinations in progress nor has it had any federal or state tax examinations since its inception.  Because the Company has net operating loss carryforwards, there are open statues of limitations in which federal, state and foreign taxing authorities may examine the Company's tax returns for all years from December 31, 2011 through the current period.

14.     LEASES

The Company adopted ASU 2016-02 – Leases (Topic 842) effective January 1, 2019 using the modified retrospective approach whereby the cumulative effect of adoption was recognized on the adoption date and prior periods were not restated.  There was no net cumulative effect adjustment to retained earnings as of January 1, 2019 as a result of adoption.  ASU 2018‑11 –  Leases (Topic 842) – Targeted Improvements permits an entity to apply the new leases standard at the date of adoption.  Consequently, an entity’s reporting for the comparative periods presented in the financial statements in which it adopts the new leases standard will continue to be in accordance with ASC 840 – Leases.

Operating Leases

The Company’s lease portfolio consists of office leases with lease terms ranging from less than one year to seven years, with the weighted average lease term being three years.

Certain leases provide for increases in future lease payments once the term of the lease has expired, as defined in the lease agreements.  These leases generally also include real estate taxes.

Information as Lessee under ASC 842

The Company reassessed all of our leases to determine whether any expired or existing contracts were or contained a lease under ASC 842.  Expired or existing contracts previously considered leases under ASC 840 no longer meet the definition of a lease under ASC 842 and therefore, have been excluded from future lease payments.

The Company still maintains these agreements, along with other short-term leases that are not capitalized, and the expenses are recognized in the period incurred.

As of December 31, 2019, maturities of the operating lease liabilities by fiscal year were as follows:

Year ending December 31,
2020	$474,579
2021	377,930
2022	318,326
2023	182,269
2024	5,388
Thereafter	6,286
Total lease payments	$1,364,778
Less: interest	(100,309)
Total operating lease liabilities	$1,264,469

Included below is other information regarding leases for the year ended December 31, 2019.

Year Ended
December 31, 2019
Other information
Operating lease expense	$249,208
Short-term lease expense	$26,852
Cash paid for operating leases	$249,462
Weighted-average remaining lease term (years)– operating leases (1)	3
Weighted-average discount rate – operating leases	4.85%
(1)

The Company’s lease terms include options to extend the lease when it is reasonably certain the Company will exercise its option.  Additionally, the Company considered any historical and economic factors in determining if a lease renewal or termination option would be exercised.

Rent expense is recorded in General and Administrative expense in the consolidated statements of operations.

Information as Lessee under ASC 840 -2018

As previously disclosed in our Annual Report on Form 10-K for the year ended December 31, 2018, future minimum lease payments under ASC 840 for operating leases were as follows:

Year ending December 31,
2019	$451,710
2020	420,518
2021	237,142
2022	42,532
2023 and thereafter	4,134
Total	$1,156,036

15.     COMMITMENTS AND CONTINGENCIES

From time to time, the Company is subject to potential liability under laws and government regulations and various claims and legal actions that may be asserted against us that could have a material adverse effect on our business, reputation, results of operations or financial condition. Such litigation may include, but is not limited to, actions or claims relating to sensitive data, including our proprietary business information and intellectual property and that of our clients and personally identifiable information of our employees and contractors, cyber-attacks, data breaches and non-compliance with our contractual or other legal obligations.

There are no matters pending or, to our knowledge, threatened that are expected to have a material adverse impact on our business, reputation, results of operations or financial condition.

There are no proceedings in which any of our directors, officers or affiliates, or any registered or beneficial stockholder, is an adverse party or has a material interest adverse to our interest.

16.     SEGMENT INFORMATION

Historically, management has not made operating decisions and assessed performance based on geographic locations.  Rather, the chief operating decision maker makes operating decisions and assesses performance based on the products and services of our identified operating segments.  While management does consider real estate and brokerage services, the acquired technology and affiliated services provided to be identified operating segments, the profits and losses and assets of the acquired technology and affiliated series are not material.

Operating Segments

The Company primarily operates as a cloud-based real estate brokerage.  The real estate brokerage business represents 99.9% and 95.8% of the total revenue and total assets, respectively, of the Company as of December 31, 2019.

In November 2018, the Company acquired substantially all of the assets of VirBELA, a virtual reality software platform.  The Company offers software subscriptions to customers to access our virtual reality software platform.  Additionally, the Company offers professional services for implementation and consulting services.  However, as VirBELA is still primarily used as an internal resource for our operations, the operations and assets of VirBELA are not managed by the Company’s chief operating decision-maker as a separate reportable segment.

Services provided through our First Cloud and eXp Silverline ventures are in the emerging stages of development as contributing segments and are not material to the Company’s total revenue, total, loss or total assets as of December 31, 2019.

The Company aggregates the identified operating segments for reporting purposes.

Geographical Information

The Company primarily operates within the real estate brokerage markets in the United States and Canada. During the fourth quarter, the Company expanded operations into the UK and Australia.

The Company’s management analyzes geographical locations on a forward-looking basis to identify growth opportunities.  For the year ended December 31, 2019, approximately 3% of the Company’s total net revenue was generated outside of the U.S. Assets held outside of the U.S. as of December 31, 2019 and 2018 were 9% and 3%, respectively.

The Company’s technology services and affiliated services are currently provided only in the U.S.

17.     DEFINED CONTRIBUTION SAVINGS PLAN

During the year ended December 31, 2018, the Company established a defined contribution savings plan to provide eligible employees with a retirement benefit that permits eligible employees the opportunity to actively participate in the process of building a personal retirement fund. The Company sponsors the defined contribution savings plan. In 2019 the Company began matching a portion of contributions made by participating employees. The Company's cost for contributions to this plan was $654,038 and zero for the years ended December 2019 and 2018, respectively.